AGREEMENT AND PLAN OF MERGER
BETWEEN
FIRST MERCHANTS CORPORATION
AND
LEVEL ONE BANCORP, INC.
THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) is entered into as of the 4th day of November, 2021, by and between FIRST MERCHANTS CORPORATION, an Indiana corporation (“First Merchants”), and LEVEL ONE BANCORP, INC., a Michigan corporation (“Level One”).
W I T N E S S E T H:
WHEREAS, First Merchants is a registered bank holding company under the Bank Holding Company Act of 1956, as amended, with its principal place of business in Muncie, Delaware County, Indiana, with First Merchants Bank, an Indiana commercial bank (“FMB”), as its wholly-owned subsidiary;
WHEREAS, Level One is a registered bank holding company under the Bank Holding Company Act of 1956, as amended, with its principal place of business in Farmington Hills, Oakland County, Michigan, with Level One Bank, a Michigan commercial bank (the “Bank”), as its wholly-owned subsidiary;
WHEREAS, Property Management Advisors, Inc., a Michigan corporation (“Property Management”), and 30095 Northwestern Highway, LLC, a Michigan limited liability company (“Northwestern Highway”), are wholly-owned subsidiaries of the Bank (the Bank, Property Management and Northwestern Highway are sometimes collectively referred to herein as the “Subsidiaries” or individually as a “Subsidiary”);
WHEREAS, it is the desire of First Merchants and Level One to effect a series of transactions whereby (i) Level One will consolidate and merge with and into First Merchants, and (ii) the Bank will consolidate and merge with and into FMB;
WHEREAS, the Boards of Directors of First Merchants and Level One have adopted and approved this Agreement and authorized its execution; and
WHEREAS, for federal income tax purposes, it is intended that the merger of Level One with and into First Merchants shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and First Merchants and Level One desire to and hereby adopt this Agreement as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code;
NOW, THEREFORE, in consideration of the mutual promises, covenants, and agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, First Merchants and Level One hereby make this Agreement and prescribe the terms and conditions of the merger of Level One with and into First Merchants and the consolidation and merger of the Bank with and into FMB and the mode of carrying the transactions into effect as follows:

SECTION 1

THE MERGERS
1.1Level One Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 11 hereof), Level One shall be merged with and into First Merchants pursuant to the terms and conditions of this Agreement and otherwise in accordance with the Indiana Business Corporation Law and the Michigan Business Corporation Act (the “Merger”). First Merchants, as the continuing corporation, shall sometimes be referred to herein as the “Continuing Company” and shall continue its corporate existence under the laws of the State of Indiana, pursuant to the provisions of and with the effect provided in the Indiana Business Corporation Law and particularly Indiana Code § 23-1-40.
1.2The Bank Merger. Subject to the terms and conditions of this Agreement, immediately following the Effective Time, the Bank shall be consolidated and merged with and into FMB pursuant to the terms and conditions of the Agreement and Plan of Merger attached hereto as Exhibit A (the “Bank Merger Agreement”) and otherwise in accordance with 12 U.S.C. §1828(c), the Indiana Financial Institutions Act, as amended, and the Michigan Banking Code of 1999, as amended, together with any regulations promulgated thereunder (the “Bank Merger”).
1.3Right to Revise Mergers. The parties may, at any time prior to the Effective Time, change the method of effecting the Merger or the Bank Merger if and to the extent the parties mutually deem such change to be desirable, including, without limitation, to provide for the merger of Level One into a wholly-owned subsidiary of First Merchants and/or the merger of the Bank into FMB or wholly-owned subsidiaries of First Merchants or FMB; provided, however, that no such change, modification or amendment shall (a) alter or change the amount or kind of consideration to be received by the shareholders of Level One specified in Section 3 hereof as a result of the Merger, except in accordance with the terms of Section 3 hereof; (b) adversely affect the tax treatment to the shareholders of Level One; or (c) materially impede or delay receipt of any approvals referred to in this Agreement or the consummation of the transactions contemplated by this Agreement.
SECTION 2

EFFECT OF THE MERGER
Upon the Merger becoming effective:
2.1General Description. The separate existence of Level One shall cease, and the Continuing Company shall possess all of the assets of Level One and shall succeed to and assume all of the rights, privileges, immunities, powers, franchises, duties, obligations and liabilities of Level One in accordance with the Indiana Business Corporation Law and the Michigan Business Corporation Act.
2.2Name, Offices, and Management. The name of the Continuing Company shall continue to be “First Merchants Corporation.” Its principal office shall be located at 200 E. Jackson Street, Muncie, Indiana. The Board of Directors of the Continuing Company, until such time as their successors have been elected and qualified, shall consist of the Board of Directors of First Merchants immediately prior to the Effective Time. In accordance with Section 8.12, a current member of the Level One Board of Directors will also be appointed to the First Merchants Board of Directors. The officers of First Merchants immediately prior to the Effective Time shall continue as the officers of the Continuing Company.
2.3Capital Structure. The amount of capital stock of the Continuing Company shall not be less than the capital stock of First Merchants immediately prior to the Effective Time increased by the amount of capital stock issued in accordance with Section 3 hereof.
2.4Articles of Incorporation and Bylaws. The Articles of Incorporation and the Bylaws of the Continuing Company shall be those of First Merchants immediately prior to the Effective Time until the same shall be further amended as provided therein or by law.
2.5Assets and Liabilities. The title to all assets, real estate and other property owned by First Merchants and Level One shall vest in the Continuing Company without reversion or impairment. All liabilities of Level One shall be assumed by the Continuing Company.
2.6Additional Actions. If, at any time after the Effective Time, the Continuing Company shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable (a) to vest, perfect or confirm, of record or otherwise, in the Continuing Company its right, title or interest in, to or under any of the rights, properties or assets of Level One or the Subsidiaries, or (b) otherwise carry out the purposes of this Agreement, Level One and the Subsidiaries shall be deemed to have granted to the Continuing Company an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Continuing Company and otherwise to carry out the purposes of this Agreement, and the officers and directors of the Continuing Company are authorized in the name of Level One or the Subsidiaries or otherwise to take any and all such action.
SECTION 3

CONSIDERATION TO BE DISTRIBUTED
3.1Consideration
(a)Level One Common Stock. Upon and by reason of the Merger becoming effective, the holders of record, at the Effective Time, of Level One common stock, no par value (“Level One Common Stock”), shall be entitled to receive, in exchange for each share of Level One Common Stock held, (i) a 0.7167 (the “Exchange Ratio”) share of First Merchants’ common stock (“First Merchants Common Stock”); and (ii) $10.17 in cash (collectively, the “Merger Consideration”). The Exchange Ratio shall be subject to adjustment as set forth in Section 3.3.
(b)Level One Preferred Stock. Upon and by reason of the Merger becoming effective, (i) the holders of record at the Effective Time, of 7.50% Non-Cumulative Perpetual Preferred Stock, Series B, of Level One with a liquidation preference of $2,500 per share of Preferred Stock (or depositary shares representing a portion thereof) (“Level One Preferred Stock”) shall be entitled to receive, in exchange for each share of Level One Preferred Stock held, a share of a newly created series of preferred stock of First Merchants having voting powers, preferences and special rights that are substantially identical to the Level One Preferred Stock (“First Merchants Preferred Stock”) and (ii) each depositary share issued pursuant to the Deposit Agreement, dated as of August 13, 2020, among Level One, Continental Stock Transfer & Trust Company, as depositary, and the holders from time to time of the depositary receipts described therein, representing one-hundredth of one share of the Level One Preferred Stock (the “Level One Depositary Shares”), shall thereupon represent one-hundredth of one share of the First Merchants Preferred Stock (the “First Merchants Depositary Shares”).
(c)Automatic Conversion of Stock. At the Effective Time, all of the shares of Level One Common Stock and Level One Preferred Stock that, immediately prior to the Effective Time, are issued and outstanding shall, by virtue of the Merger and without any action on the part of First Merchants, Level One or the holders thereof, be converted in accordance with subsections (a) and (b) above into the right to receive, subject to the other provisions hereof, the aggregate Merger Consideration (in the case of the Level One Common Stock) or an equivalent number of First Merchants Preferred Stock (in the case of the Level One Preferred Stock).
3.2Fractional First Merchants Common Shares. Fractional shares of First Merchants Common Stock shall not be issued in respect of fractional interests arising from the Exchange Ratio. Each holder of Level One Common Stock who would have otherwise been entitled to a fraction of a share of First Merchants Common Stock, upon surrender of all such shareholder’s Level One Common Stock, shall be paid in cash (without interest), an amount rounded to the nearest whole cent, determined by multiplying the First Merchants Average Price (as defined below) by the fractional share of First Merchants Common Stock to which such holder of Level One Common Stock would otherwise be entitled. No such holder of Level One Common Stock shall be entitled to dividends, voting rights, or any other rights in respect of any fractional share. The term “First Merchants Average Price” shall mean the volume weighted average trading price of a share of First Merchants Common Stock as reported by Bloomberg, L.P. for the ten (10) days that First Merchants Common Stock trades on the Nasdaq Global Select Market preceding the fourth (4th) calendar day prior to the Effective Time. The First Merchants Average Price shall be appropriately and proportionately adjusted to reflect any share adjustment as contemplated by Section 3.3 hereof.
3.3Recapitalization. If, between the date of this Agreement and the Effective Time, First Merchants issues a stock dividend with respect to its shares of common stock, combines, subdivides, or splits up its outstanding shares or takes any similar recapitalization action, then the Exchange Ratio shall be adjusted so that each holder of Level One Common Stock shall receive such number of shares of First Merchants Common Stock as represents the same percentage of outstanding shares of First Merchants Common Stock at the Effective Time as would have been represented by the number of shares of First Merchants Common Stock such shareholder would have received if the recapitalization had not occurred.

3.4Distribution of Merger Consideration and First Merchants Preferred Stock.
(a)Each share of common stock of First Merchants outstanding immediately prior to the Effective Time shall remain outstanding unaffected by the Merger.
(b)On or prior to the Effective Time, First Merchants shall (i) authorize the issuance of and shall make available to Broadridge Corporate Issuer Solutions, Inc. or such other exchange agent selected by First Merchants (the “Exchange Agent”), for the benefit of the registered shareholders of Level One Common Stock and Level One Preferred Stock for exchange in accordance with this Section 3, certificates (or evidence of shares in book entry form as requested by the registered shareholder of Level One) of First Merchants Common Stock and First Merchants Preferred Stock (the “First Merchants Stock Certificates”) to be issued pursuant to Section 3.1, and (ii) shall deposit with the Exchange Agent sufficient cash for payment of the cash portion of the aggregate Merger Consideration together with any amounts payable in lieu of any fractional shares of First Merchants Common Stock in accordance with Section 3.2. Such First Merchants Stock Certificates and cash are referred to in this Section 3 as the “Exchange Fund.” First Merchants shall be solely responsible for the payment of any fees and expenses of the Exchange Agent.
(c)Within five (5) business days following the Effective Time, the Exchange Agent shall mail to each holder of record of Level One Common Stock and Level One Preferred Stock a letter of transmittal (the “Letter of Transmittal”) providing (i) with respect to Level One shareholders whose shares of Level One Common Stock are held in certificate form that delivery shall be effected and risk of loss of title to the certificates representing Level One Common Stock shall pass only upon delivery of the certificates to the Exchange Agent, (ii) with respect to Level One shareholders whose shares of Level One Common Stock are held in certificate form instructions as to the transmittal to the Exchange Agent of certificates representing shares of Level One Common Stock and, (iii) with respect to all holders of Level One Common Stock and Level One Preferred Stock, instructions as to the issuance of shares of First Merchants Common Stock, cash and First Merchants Preferred Stock in exchange therefor pursuant to the terms of this Agreement. Distribution of shares of First Merchants Common Stock and First Merchants Preferred Stock (in certificated form or book entry) and cash payments required hereunder, including in lieu of fractional shares hereunder, shall be made by the Exchange Agent to each former holder of Level One Common Stock and Level One Preferred Stock within five (5) business days following the date of such shareholder’s delivery to the Exchange Agent of such shareholder’s certificates representing Level One Common Stock, for shareholders whose shares of Level One Common Stock are held in certificated form, and a properly completed and executed Letter of Transmittal. Interest shall not accrue or be payable with respect to any cash payments.
(d)Following the Effective Time, stock certificates representing Level One Common Stock, and Level One Preferred Stock, shall be converted to, and deemed to evidence only the right to receive, such number of shares of First Merchants Common Stock and cash, in the case of Level One Common Stock, or First Merchants Preferred Stock, in the case of Level One Preferred Stock, as determined in accordance with

Sections 3.1 and 3.2 above (for all corporate purposes other than the payment of dividends) and cash for fractional shares, as applicable. No dividends or other distributions otherwise payable subsequent to the Effective Time on shares of First Merchants Common Stock or First Merchants Preferred Stock shall be paid to any shareholder entitled to receive the same until such shareholder has complied with the surrender, exchange and delivery contemplated by Section 3.4(c) above. Upon surrender or compliance with the provisions of Section 3.4(c), there shall be paid to the record holder of First Merchants Common Stock and First Merchants Preferred Stock the amount of all dividends and other distributions, without interest thereon, withheld with respect to such First Merchants Common Stock and First Merchants Preferred Stock (or depositary shares in respect thereof).
(e)From and after the Effective Time, there shall be no transfers on the stock transfer books of Level One of any shares of Level One Common Stock or Level One Preferred Stock. If the Merger Consideration is to be issued or paid to a person other than a person in whose name a surrendered Certificate (or book entry evidence thereof) is registered, it shall be a condition of issuance that the surrendered Certificate (or book entry evidence thereof) shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such issuance or payment shall pay to the Exchange Agent any required transfer or other taxes or establish to the reasonable satisfaction of the Exchange Agent that such tax has been paid or is not applicable.
(f)Any portion of the Exchange Fund that remains unclaimed by the holders of Level One Common Stock or Level One Preferred Stock for twelve (12) months after the Effective Time shall be paid, distributed, or otherwise released to First Merchants, or its successors in interest. Any shareholders of Level One who have not theretofore complied with this Section 3 shall thereafter look only to First Merchants, or its successors in interest, for the issuance of shares of First Merchants Common Stock, First Merchants Preferred Stock or the payment of cash amounts and any unpaid dividends and distributions on First Merchants Common Stock or First Merchants Preferred Stock deliverable in respect of each share of Level One Common Stock or Level One Preferred Stock such shareholder holds as determined pursuant to this Agreement. Notwithstanding the foregoing, none of First Merchants, the Exchange Agent or any other person shall be liable to any former holder of shares of Level One Common Stock or Level One Preferred Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.
(g)First Merchants shall be entitled to rely upon the stock transfer books of Level One to establish the persons entitled to receive shares of First Merchants Common Stock, First Merchants Preferred Stock and cash payments hereunder, which books, in the absence of actual knowledge by First Merchants of any adverse claim thereto, shall be conclusive with respect to the ownership of such stock.
(h)With respect to any certificate for Level One Common Stock which has been lost, stolen, or destroyed, First Merchants shall be authorized to issue First Merchants Common Stock and a cash payment to the registered owner of such certificate upon receipt of an affidavit of lost stock certificate, in form and substance reasonably satisfactory to First Merchants, and upon compliance by such registered owner with all procedures historically required by Level One in connection with lost, stolen, or destroyed certificates, with any costs incurred at the shareholder’s expense.
3.5Director and Employee Equity Awards.
(a)Immediately prior to the Effective Time, each then outstanding restricted stock award, whether unvested or vested, shall be exchanged for shares of Level One Common Stock according to their respective award agreement terms. Upon issuance of the shares of Level One Common Stock to a holder of restricted stock as provided above, any award agreement between Level One and such holder and the holder’s rights thereunder shall terminate and be of no further force or effect.
(b)To the extent that any options (each a “Level One Option”) to purchase Level One Common Stock granted by Level One under Level One’s equity plans (“Level One Option Plans”) have not been validly exercised on or before the Effective Time, whether vested or unvested, they shall cease to represent an option with respect to Level One Common Stock and shall be converted by virtue of the Merger and without any action on the part of the holder of that Level One Option, into an option (as converted, a “First Merchants Option”) with respect to a number of shares of First Merchants Common Stock equal to the product of (i) the aggregate number of shares of Level One Common Stock subject to the Level One Option, multiplied by (ii) the sum of (A) the Exchange Ratio and (B) $10.17 divided by the First Merchants Average Price (the “Option Conversion Ratio”). As of the Effective Time, First Merchants will assume each of the Level One Option Plans under which options are outstanding and unexercised as of the Effective Time. All First Merchants Options shall continue to have, and be subject to, the same terms and conditions set forth in the applicable Level One Option Plans and the applicable options or award agreements; provided, however, that Level One shall, prior to the Closing Date, take any and all action necessary as permitted pursuant to Code Section 409A to provide that all such options shall be exercisable until the expiration of their originally stated maximum 10-year term (or such shorter maximum term stated in the applicable option or award agreement). The exercise price per share of the First Merchants Option delivered in exchange for a Level One Option shall be equal to (i) the per share exercise price of such Level One Option immediately prior to the Effective Time divided by (ii) the Option Conversion Ratio.
SECTION 4

NO DISSENTING SHAREHOLDERS
Holders of shares of Level One Common Stock and Level One Preferred Stock, pursuant to the Michigan Business Corporation Act, Level One’s articles of incorporation or bylaws, contract or otherwise, do not have, and the Board of Directors of Level One have not taken any action that would cause any holder of shares of Level One Common Stock to have, the right of a shareholder to dissent and obtain payment for shares under Section 450.1762 of the Michigan Business Corporation Act or any successor statute.

SECTION 5

REPRESENTATIONS AND
WARRANTIES OF LEVEL ONE
Except (i) as disclosed in the Level One Disclosure Letter or (ii) as disclosed in any registration statement, prospectus, report, schedule or definitive proxy statement filed with or furnished to the Securities and Exchange Commission (the “SEC”) by Level One between January 1, 2020 and the date hereof (but disregarding disclosures of risks under the heading “Risk Factors” or in any “forward-looking statements” disclaimer or any other statements that are similarly nonspecific or cautionary, predictive or forward-looking in nature), Level One hereby makes the representations and warranties set forth below to First Merchants with respect to itself and the Subsidiaries. For the purposes of this Agreement, “Level One Disclosure Letter” is defined as the disclosure letter prepared by Level One and delivered to First Merchants contemporaneously with the execution of this Agreement.
5.1Organization and Authority. Level One, the Bank, and Property Management are each a corporation duly organized and validly existing under the laws of the State of Michigan. Northwestern Highway is a limited liability company duly organized and validly existing under the laws of the State of Michigan. Level One and each of the Subsidiaries have the corporate power and authority to conduct their respective businesses in the manner and by the means utilized as of the date hereof. Level One’s only subsidiary is the Bank. The Bank’s only subsidiaries are Property Management and Northwestern Highway. The Bank is subject to primary federal regulatory supervision and regulation by the Federal Deposit Insurance Corporation (“FDIC”). Other than the Subsidiaries, Level One has no direct or indirect subsidiaries.
5.2Authorization.
(a)Level One has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder, subject to satisfaction of the conditions precedent in Section 9. This Agreement, when executed and delivered by all parties, will have been duly authorized and will constitute a valid and binding obligation of Level One, subject to the conditions precedent set forth in Section 9 hereof, enforceable in accordance with its terms except to the extent limited by insolvency, reorganization, liquidation, readjustment of debt or other laws of general application relating to or affecting the enforcement of creditors’ rights. The respective Boards of Directors of Level One and the Bank, and Level One as the sole shareholder of the Bank, have approved the Merger and the Bank Merger pursuant to the terms and conditions of this Agreement and the Bank Merger Agreement. The Board of Directors of Level One has adopted this Agreement and resolved to recommend to the holders of Level One Common Stock that they approve this Agreement subject to Section 7.5 hereof. Assuming compliance by First Merchants with its obligations under Sections 8.1(c) and (d), neither the holders of the Level One Preferred Stock nor the holders of the Level One Depositary Shares are required to authorize, consent or approve the execution of this Agreement or the consummation of the transactions contemplated hereby.

(b)Except as set forth in the Level One Disclosure Letter, neither the execution of this Agreement, nor the consummation of the transactions contemplated hereby, subject to the conditions precedent set forth in Section 9 hereof, does or will (i) conflict with, result in a breach of, or constitute a default under Level One’s or any Subsidiary’s organizational documents; (ii) conflict with, result in a breach of, or constitute a default under any federal, foreign, state or local law, statute, ordinance, rule, regulation or court or administrative order or decree, or any note, bond, indenture, loan, mortgage, security agreement, contract, arrangement or commitment, to which Level One or any Subsidiary is subject or bound, the result of which would have a Material Adverse Effect; (iii) result in the creation of, or give any person, corporation or entity the right to create, any lien, charge, encumbrance, security interest, or any other rights of others or other adverse interest upon any right, property or asset of Level One or any Subsidiary; (iv) terminate, or give any person, corporation or entity the right to terminate, amend, abandon, or refuse to perform, any note, bond, indenture, loan, mortgage, security agreement, contract, arrangement or commitment to which Level One or any Subsidiary is subject or bound, the result of which would have a Material Adverse Effect; or (v) accelerate or modify, or give any party thereto the right to accelerate or modify, the time within which, or the terms according to which, Level One or any Subsidiary is to perform any duties or obligations or receive any rights or benefits under any note, bond, indenture, loan, mortgage, security agreement, contract, arrangement or commitment.
For the purpose of this Agreement, a “Material Adverse Effect” means any effect, circumstance, occurrence or change that (i) is material and adverse to the financial position, results of operations or business of Level One and the Subsidiaries taken as a whole, or First Merchants and FMB taken as a whole, as applicable or (ii) would materially impair the ability of Level One or First Merchants, as applicable, to consummate timely the transactions contemplated by this Agreement; provided, however, that, solely with respect to clause (i) above, a Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability to banks or their holding companies, or any material line of business of Level One or First Merchants, as applicable, or interpretations thereof by courts or governmental authorities, (b) changes in generally accepted accounting principles (“GAAP”) or regulatory accounting requirements applicable to banks or their holding companies generally, (c) any modifications or changes to valuation policies and practices in connection with the Merger or restructuring charges taken in connection with the Merger, in each case in accordance with GAAP, (d) effects of any action taken with the prior written consent of the other party hereto, (e) changes in the general level of interest rates (including the impact on the securities portfolios of Level One and the Bank, or First Merchants and FMB, as applicable) or conditions or circumstances relating to or that affect either the United States economy or the economy of the markets served by Level One or First Merchants, as applicable, financial or securities markets or the banking industry, generally (including any such changes, conditions or circumstances arising out of the “Pandemic” or any “Pandemic Measures” (each as defined below)), (f) changes resulting from expenses (such as legal, accounting and investment bankers’ fees) incurred in connection with this Agreement or the transactions contemplated herein, including without limitation payment of any amounts due to, or the provision of any benefits to, any officers or employees under agreements, plans or other arrangements in existence on the date of or contemplated by this Agreement and disclosed to First Merchants and payment of any termination fees previously disclosed to First Merchants with respect to any contracts terminated in contemplation of the Merger, (g) the impact of the announcement of this Agreement and the transactions contemplated hereby, and compliance with this Agreement on the business, financial condition or results of operations of Level One and the Subsidiaries, or First Merchants and FMB, as applicable, (h) the occurrence of any military or terrorist attack within the United States or any of its possessions or offices, (i) changes, after the date hereof, resulting from any outbreak of any disease or other public health event (including the Pandemic) and (j) any failure, in and of itself, to meet projections for financial performance, but not including the underlying causes thereof; except, with respect to clauses (a), (b), (e), (h) and (i), to the extent that the effects of such change are materially disproportionately adverse to the financial condition, results of operations or business of such party and its subsidiaries, taken as a whole, as compared to other companies in the industry (including, in the case of clause (a), material lines of business) in which such party and its subsidiaries operate. In no event shall a change in the trading price of the First Merchants Common Stock, by itself, be considered to constitute a Material Adverse Effect on First Merchants or a change in the trading price of Level One Common Stock or Level One Depositary Shares, by itself, be considered to constitute a Material Adverse Effect on Level One, it being understood that this sentence shall not prevent or otherwise affect a determination that any effect underlying such decline has resulted in a Material Adverse Effect. As used in this Agreement, the term “Pandemic” means any outbreaks, epidemics or pandemics relating to SARS-CoV-2 or COVID-19, or any evolutions, variations or mutations thereof, or any other viruses (including influenza), and the governmental and other responses thereto; and the term “Pandemic Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, reduced capacity, social distancing, shut down, closure, sequester or other directives, guidelines, executive orders, mandates or recommendations promulgated by any international, federal, state or local governmental authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to the Pandemic.
(c)Other than required filings of a certificate of merger (the “Certificate of Merger”) with the Corporations Division of the Michigan Department of Licensing and Regulatory Affairs (the “Michigan Corporations Division”), for the Merger, and filing of articles of merger, certificates of merger or other filings necessary to consummate the Bank Merger, and such notices and filings made in connection or in compliance with the banking regulatory approvals contemplated by Section 9.1(c) and federal and state securities laws and the rules and regulations promulgated thereunder, no notice to, filing with, authorization of, exemption by, or consent or approval of, any public body or authority is necessary with respect to Level One or the Bank for the consummation by Level One or the Bank of the transactions contemplated by this Agreement.
(d)Other than those filings, authorizations, consents and approvals referenced in Section 5.2(c) above and except as set forth in the Level One Disclosure Letter, no notice to, filing with, authorization of, exemption by, or consent or approval of, any third party is necessary for the consummation by Level One or the Bank of the transactions contemplated by this Agreement, except for such authorizations, exemptions, consents or approvals, the failure of which to obtain, would not be reasonably likely to result in a Material Adverse Effect.
5.3Capitalization.
(a)As of the close of business on the business day immediately preceding the date of this Agreement, Level One has authorized Twenty Million Fifty Thousand (20,050,000) shares of capital stock, comprised of Twenty Million (20,000,000) authorized shares of Level One Common Stock, no par value per share, 7,640,544 shares of which are issued and outstanding, and Fifty Thousand (50,000) authorized shares of preferred stock, no par value per share, Ten Thousand (10,000) of which are outstanding and designated as the Level One Preferred Stock. No other shares of preferred stock are outstanding. All of the issued and outstanding shares of Level One Common Stock and Level One Preferred Stock have been duly and validly authorized by all necessary corporate action of Level One, are validly issued, fully paid and nonassessable and have not been issued in violation of any preemptive rights of any shareholders. Level One has no capital stock authorized, issued or outstanding other than as described in this Section 5.3(a) and, except as set forth in the Level One Disclosure Letter, Level One has no intention or obligation to authorize or issue additional shares of its capital stock, except as otherwise permitted under Section 7.3(a).
(b)As of the date of this Agreement, the Bank has One Hundred Thousand (100,000) shares of common stock, $10.00 par value, authorized and outstanding, all of which are held beneficially and of record by Level One. Such issued and outstanding shares of Bank common stock have been duly and validly authorized by all necessary corporate action of the Bank, are validly issued, fully paid and nonassessable, and have not been issued in violation of any preemptive rights of any Bank shareholder. All of the issued and outstanding shares of Bank common stock are owned by Level One free and clear of all liens, pledges, charges, claims, encumbrances, restrictions, security interests, options and preemptive rights and of all other rights of any other person, corporation or entity with respect thereto. The Bank has no capital stock authorized, issued or outstanding other than as described in this Section 5.3(b) and has no intention or obligation to authorize or issue any other shares of capital stock.
(c)As of the date of this Agreement, all outstanding capital stock of Property Management are held beneficially and of record by the Bank. Such issued and outstanding shares of Property Management capital stock have been duly and validly authorized by all necessary corporate action of Property Management, are validly issued, fully paid and nonassessable, and have not been issued in violation of any preemptive rights of any Property Management shareholder. All of the issued and outstanding shares of Property Management common stock are owned by the Bank free and clear of all liens, pledges, charges, claims, encumbrances, restrictions, security interests, options and preemptive rights and of all other rights of any other person, corporation or entity with respect thereto. Property Management has no capital stock authorized, issued or outstanding other than as described in this Section 5.3(c) and has no intention or obligation to authorize or issue any other shares of capital stock.

(d)As of the date of this Agreement, the Bank is the sole member of Northwestern Highway. Such membership interest has been duly and validly authorized by all necessary company action of Northwestern Highway, is validly issued, fully paid and nonassessable, and has not been issued in violation of any preemptive rights of any Northwestern Highway member. The membership interest of Northwestern Highway is owned by the Bank free and clear of all liens, pledges, charges, claims, encumbrances, restrictions, security interests, options and preemptive rights and of all other rights of any other person, corporation or entity with respect thereto. Northwestern Highway has no membership interest authorized, issued or outstanding other than as described in this Section 5.3(d) and has no intention or obligation to authorize or issue any other membership interest.
(e)Except as set forth on the Level One Disclosure Letter there are no options, commitments, calls, agreements, understandings, arrangements or subscription rights regarding the issuance, purchase or acquisition of capital stock, or any securities convertible into or representing the right to purchase or otherwise receive the capital stock, equity interests, membership interest or any debt securities, of Level One or any Subsidiary by which Level One or any Subsidiary is or may become bound. Neither Level One nor any Subsidiary has any outstanding contractual or other obligation to repurchase, redeem or otherwise acquire any of its respective outstanding shares of capital stock or equity interests, as applicable.
(f)Except as set forth in the Level One Disclosure Letter, to the knowledge of Level One’s Management (as defined below), as of the date hereof no person or entity beneficially owns five percent (5%) or more of Level One’s outstanding common shares.
5.4Organizational Documents. The respective Articles of Incorporation and Bylaws (or Articles of Organization and LLC Agreement, as applicable) of Level One and the Subsidiaries have been delivered to First Merchants and represent true, accurate and complete copies of such corporate documents of Level One and the Subsidiaries in effect as of the date of this Agreement.
5.5Compliance with Law. Except as disclosed on the Level One Disclosure Letter, to the knowledge of Level One’s Management, neither Level One nor any Subsidiary has engaged in any activity nor taken or omitted to take any action which has resulted or could reasonably be expected to result, in the violation of any local, state, federal or foreign law, statute, rule, regulation or ordinance or of any order, injunction, judgment or decree of any court or government agency or body, the violation of which could reasonably be expected to have a Material Adverse Effect on Level One or that in any material manner relates to its capital adequacy, its credit or risk management policies, or its ability to consummate the transactions contemplated by this Agreement, nor is Level One aware of any other reason why the granting of any required regulatory approval would be denied or unduly delayed. Level One and each Subsidiary possess all licenses, franchises, permits and other authorizations necessary for the continued conduct of their respective businesses without material interference or interruption, except where the failure to possess such licenses or other authorizations would not be reasonably expected to have a Material Adverse Effect on Level One, and such licenses, franchises, permits and authorizations shall be transferred to First Merchants at the Effective Time without any material restrictions or limitations thereon or the need to obtain any consents of third parties, except as otherwise set forth in the Level One Disclosure Letter. Subject to Section 13.14, neither Level One nor any Subsidiary is subject to any agreement, commitment or understanding with, or order and directive of, any regulatory agency or government authority with respect to the business or operations of Level One or any Subsidiary. The Bank has not received any notice of enforcement actions since January 1, 2017 from any regulatory agency or government authority relating to its compliance with the Bank Secrecy Act, the Truth-in-Lending Act, the Community Reinvestment Act, the Gramm-Leach-Bliley Act of 1999, the USA Patriot Act, the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001, the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X or any laws with respect to bank secrecy, discriminatory lending, financing or leasing practices, consumer protection, money laundering prevention, foreign assets control, U.S. sanctions laws and regulations, the origination, sale and servicing of mortgage and consumer loans, the protection of the environment, or the rules and regulations promulgated thereunder. Level One has not received any notice of enforcement actions since January 1, 2017, from any regulatory agency or government authority relating to its compliance with any securities laws applicable to Level One. The Bank received a rating of “satisfactory” or better in its most recent examination or interim review with respect to the Community Reinvestment Act.
5.6Accuracy of Statements. No information which has been or shall be supplied by Level One with respect to its businesses, operations and financial condition for inclusion in the proxy statement, registration statement, or regulatory applications relating to the Merger or the Bank Merger contains or shall contain (in the case of information relating to the proxy statement at the time it is mailed and for the regulatory applications and registration statement, and each amendment or supplement thereto, if any, at the time it becomes effective) any untrue statement of a material fact or omits or shall omit to state a material fact necessary to make the statements contained therein not misleading.
5.7Litigation and Pending Proceedings. Except as set forth in the Level One Disclosure Letter, there are no claims of any kind, nor any action, suits, proceedings, arbitrations or investigations pending or, to the knowledge of Level One’s Management, threatened in any court or before any government agency or body, arbitration panel or otherwise (nor does Level One’s Management have any knowledge of a basis for any claim, action, suit, proceeding, arbitration or investigation) which could reasonably be expected to have a Material Adverse Effect. To the knowledge of Level One’s Management, there are no uncured violations, criticisms or exceptions, or violations with respect to which refunds or restitutions may be required, cited in any report, correspondence or other communication to Level One or any Subsidiary as a result of an examination by any regulatory agency or body which could reasonably be expected to have a Material Adverse Effect.
5.8Financial Statements.
(a)Level One’s consolidated audited balance sheets as of December 31, 2020 and 2019, the unaudited consolidated balance sheet as of June 30, 2021 and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows for the years or period then ended (hereinafter collectively referred to as the “Financial Information”) present fairly the consolidated financial condition or position of Level One as of the respective dates thereof and the consolidated results of operations of Level One for the respective periods covered thereby and have been prepared in conformity with GAAP applied on a consistent basis.
(b)All loans reflected in the Financial Information and which have been made, extended or acquired since June 30, 2021 (i) have been made for good, valuable and adequate consideration in the ordinary course of business; (ii) constitute the legal, valid and binding obligation of the obligor and any guarantor named therein; (iii) are evidenced by notes, instruments or other evidences of indebtedness which are true, genuine and what they purport to be; and (iv) to the extent that the Bank has a security interest in collateral or a mortgage securing such loans, are secured by perfected security interests or mortgages naming the Bank as the secured party or mortgagee, except for such unperfected security interests or mortgages naming the Bank as secured party or mortgagee which would not, on an aggregate basis, be material to the Bank.
5.9Absence of Certain Changes. Except for events and conditions relating to the business and interest rate environment in general, the accrual or payment of Merger-related expenses, or as set forth in the Level One Disclosure Letter, since June 30, 2021, no events have occurred which could reasonably be expected to have a Material Adverse Effect. Except as set forth in the Level One Disclosure Letter, between the period from June 30, 2021 to the date of this Agreement, Level One and each Subsidiary have carried on their respective businesses in the ordinary and usual course consistent with their past practices (excluding the incurrence of fees and expenses of professional advisors related to this Agreement and the transactions contemplated hereby) and there has not been any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to Level One’s Common Stock (other than normal quarterly cash dividends) or any split, combination or reclassification of any stock of Level One or any Subsidiary or, with the exception of the issuance of shares in the ordinary course of business consistent with past practice, any issuance or the authorization of any issuance of any securities in respect of, or in lieu of, or in substitution for Level One’s or any Subsidiary’s common shares or equity interests, as applicable.
5.10Absence of Undisclosed Liabilities. Except as set forth in the Level One Disclosure Letter, neither Level One nor the Bank has any liabilities, whether accrued, absolute, contingent, or otherwise, existing or arising out of any transaction or state of facts existing on or prior to the date hereof, except (a) as and to the extent disclosed, reflected or reserved against in the Financial Information, (b) any agreement, contract, obligation, commitment, arrangement, liability, lease or license which individually is less than Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) per year and which may be terminated within one year from the date of this Agreement, (c) liabilities incurred since June 30, 2021 in the ordinary course of business consistent with past practice that either alone or when considered with all similar liabilities, have not had or would not reasonably be expected have a Material Adverse Effect on Level One, (d) liabilities incurred for reasonable legal, accounting, financial advising fees and out-of-pocket expenses or fees in connection with the transactions contemplated by this Agreement, and (e) unfunded loan commitments made in the ordinary course of the Bank’s business consistent with past practices. Neither Level One nor the Subsidiaries have entered into any reinsurance or similar agreements in order to participate in a captive insurance pool or program.
5.11Title to Assets.
(a)As of June 30, 2021 Level One and each Subsidiary have good and marketable title to all personal property reflected in the June 30, 2021 Financial Information; Level One has good and marketable title to all other properties and assets which Level One or any Subsidiary purports to own, good and marketable title to or right to use by terms of any lease or contract all other property used in Level One’s or any Subsidiary’s business; and Level One has good and marketable title to all property and assets acquired since June 30, 2021, in each of the foregoing cases free and clear of all mortgages, liens, pledges, restrictions, security interests, charges, claims or encumbrances of any nature, except such minor imperfections of title, if any, as do not materially detract from the value of or interfere with the use of the property and which would not have a Material Adverse Effect.
(b)The operation by Level One or any Subsidiary of such properties and assets is in material compliance with all applicable laws, ordinances, rules and regulations of any governmental authority or third party having jurisdiction over such use except for such noncompliance that would not have a Material Adverse Effect.
5.12Loans and Investments.
(a)Except as set forth in the Level One Disclosure Letter, there is no loan of the Bank in excess of Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) that, as of June 30, 2021, (i) has been classified by Level One, applying applicable regulatory examination standards, as “Other Loans Specially Mentioned,” “Substandard,” “Doubtful” or “Loss;” (ii) has been identified by accountants or auditors (internal or external) as having a significant risk of uncollectability, or (iii) has been identified by Level One’s Management to be ninety (90) days or more past due with respect to principal or interest or has placed on nonaccrual status.
(b)The reserves for loan and lease losses and the carrying value for other real estate owned which are shown on each of the balance sheets contained in the Financial Information were adequate in the judgment of Level One’s Management and consistent with applicable bank regulatory standards and under GAAP to provide for losses, net of recoveries relating to loans and leases previously charged off, on loans and leases outstanding and other real estate owned (including accrued interest receivable) as of the applicable date of such balance sheet.
(c)Except as set forth in the Level One Disclosure Letter, none of the investments reflected in the Financial Information and none of the investments made by Level One or any Subsidiary since June 30, 2021 is subject to any restrictions, whether contractual or statutory, which materially impairs the ability of Level One or any Subsidiary to dispose freely of such investment at any time. Except as set forth in the

Level One Disclosure Letter, neither Level One nor any Subsidiary is a party to any repurchase agreements with respect to securities.
5.13Employee Benefit Plans.
(a)The Level One Disclosure Letter contains a list identifying each “employee benefit plan,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which (i) is subject to any provision of ERISA, and (ii) is currently maintained, administered or contributed to by Level One, any Subsidiary or any other entity, trade or business that, together with Level One, would be treated as a single employer under the provisions of Sections 414(b), (c), (m) or (o) of the Code (“Level One ERISA Affiliate”), and covers any employee, director or former employee or director of Level One, any Subsidiary or any Level One ERISA Affiliate under which Level One or any Level One ERISA Affiliate has any liability. The Level One Disclosure Letter also contains a list of all “employee benefit plans” as defined under ERISA which have been terminated by Level One, any Subsidiary or any Level One ERISA Affiliate since January 1, 2019. Copies of such plans (and, if applicable, related trust agreements or insurance contracts) and all amendments thereto and written interpretations thereof have been furnished to First Merchants together with the three (3) most recent annual reports (Form 5500) prepared in connection with any such plan and the current summary plan descriptions (and any summary of material modifications thereto). Such plans are hereinafter referred to individually as an “Employee Plan” and collectively as the “Employee Plans.” The Employee Plans which individually or collectively would constitute an “employee pension benefit plan” as defined in Section 3(2)(A) of ERISA are identified as such in the list referred to above.
(b)The Employee Plans have been operated in material compliance with all applicable laws, regulations, rulings and other requirements, as well as pursuant to the terms of their governing documents (to the extent consistent with ERISA).
(c)To the knowledge of Level One’s Management, no “prohibited transaction,” as defined in Section 406 of ERISA or Section 4975 of the Code, for which no statutory or administrative exemption exists, and no “reportable event,” as defined in Section 4043(c) of ERISA, for which a notice is required to be filed, has occurred with respect to any Employee Plan that could subject Level One to material taxes or penalties. Neither Level One, any Subsidiary nor any Level One ERISA Affiliate has any material liability to the Pension Benefit Guaranty Corporation (“PBGC”), to the Internal Revenue Service (“IRS”), to the Department of Labor (“DOL”), to the Employee Benefits Security Administration, with respect to any Employee Plan, except for routine premium payments to the PBGC.
(d)To the knowledge of Level One’s Management, no “fiduciary,” as defined in Section 3(21) of ERISA, of an Employee Plan has failed to comply with the requirements of Section 404 of ERISA in such a way as to cause material liability to Level One, any Subsidiary or any Level One ERISA Affiliate.
(e)Each of the Employee Plans which is intended to be qualified under Section 401(a) of the Code has been timely amended to comply in all material respects with the applicable requirements of the Code. Except as set forth in the Level One Disclosure Letter, Level One and/or any Level One ERISA Affiliate, as applicable, sought and received favorable determination letters from the IRS (or are otherwise relying on an opinion letter issued to a prototype plan sponsor) and has furnished to First Merchants copies of the most recent IRS determination letters with respect to any such Employee Plan that is intended to be qualified under Section 401(a) of the Code.
(f)Except as disclosed in the Level One Disclosure Letter, no Employee Plan has incurred an “accumulated funding deficiency,” as determined under Section 412 of the Code and Section 302 of ERISA. Level One has at all times met the minimum funding standard, and has made all contributions required, under Section 412 of the Code and Section 302 of ERISA. No facts or circumstances exist that may subject Level One, any Subsidiary, or any Level One ERISA Affiliate, to any liability under Sections 4062, 4063 or 4064 of ERISA. Neither Level One, any Subsidiary nor any Level One ERISA Affiliate ever has engaged in any transaction within the meaning of Section 4069 of ERISA. Except as disclosed in the Level One Disclosure Letter, there exist no facts or circumstances which could subject Level One, or any Level One ERISA Affiliate thereof, to withdrawal liability within the meaning of Section 4201 of ERISA or to contingent withdrawal liability under Section 4204 of ERISA. Neither Level One nor any Level One ERISA Affiliate ever has been a party to a transaction within the meaning of Section 4212(c) of ERISA.
(g)No Employee Plan subject to Title IV of ERISA has been terminated or incurred a partial termination (either voluntarily or involuntarily), in such a way as to cause material additional liability to Level One, any Subsidiary or any Level One ERISA Affiliate.
(h)No claims involving an Employee Plan (other than normal benefit claims) have been filed in a court of law or, to the knowledge of Level One’s Management, have been threatened to be filed in a court of law.
(i)Except as set forth in the Level One Disclosure Letter, there is no contract, agreement, plan or arrangement covering any employee, director or former employee or director of Level One or any Subsidiary that, individually or collectively, could give rise to the payment of any amount that would not be deductible by reason of Section 280G or Section 162(a)(1) of the Code.
(j)To the knowledge of Level One’s Management, no event has occurred that would cause the imposition of the tax described in Section 4980B of the Code on Level One. To the knowledge of Level One’s Management, Level One has materially complied with all requirements of Section 601 of ERISA, as applicable, with respect to any Employee Plan.
(k)The Level One Disclosure Letter contains a list of each material employment, severance or other similar contract, arrangement or policy and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits or deferred compensation, profit sharing, bonuses, stock options, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (i) is not an Employee Plan, (ii) was entered into, maintained or contributed to, as the case may be, by Level One or any Subsidiary and (iii) covers any employee, director or former employee or director of Level One or any Subsidiary. Such contracts, plans and arrangements as are described above, copies or descriptions of all of which have been furnished previously to First Merchants, are hereinafter referred to collectively as the “Benefit Arrangements.” Each of the Benefit Arrangements has been maintained in compliance in all material respects with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Benefit Arrangements.
(l)Except as set forth in the Level One Disclosure Letter or as required by applicable law, neither Level One nor any Level One ERISA Affiliate has any present or future liability in respect of post-retirement health and medical benefits for former employees or directors of Level One, any Subsidiary or any Level One ERISA Affiliate.
(m)Except as set forth in the Level One Disclosure Letter, there has been no amendment to, written interpretation or announcement (whether or not written) by Level One, any Subsidiary or any Level One ERISA Affiliate relating to, or change in employee participation or coverage under, any Employee Plan or Benefit Arrangement administered by Level One or any Level One ERISA Affiliate which would increase materially the expense of maintaining such Employee Plans or Benefit Arrangements above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 2020.
(n)Except as otherwise provided in the Level One Disclosure Letter, the transactions contemplated by the Agreement will not cause acceleration of vesting in, or payment of, any material benefits under any Employee Plan or Benefit Arrangement and will not otherwise materially accelerate or increase any obligation under any Employee Plan or Benefit Arrangement.
(o)With respect to any nonqualified deferred compensation plan that is subject to Section 409A of the Code, such plan has been identified on the Level One Disclosure Letter and, except as otherwise set forth in the Level One Disclosure Letter, has been operated in all material respects in accordance with, and is in documentary compliance with Section 409A of the Code and the guidance issued thereunder.
5.14Obligations to Employees. Except as set forth in the Level One Disclosure Letter, all accrued obligations and liabilities of Level One and any Subsidiary, whether arising by operation of law, by contract or by past custom, for payments to trust or other funds, to any government agency or body or to any individual director, officer, employee or agent (or his heirs, legatees or legal representative) with respect to unemployment compensation or social security benefits and all pension, retirement, savings, stock purchase, stock bonus, stock ownership, stock option, stock appreciation rights or profit sharing plan, any employment, deferred compensation, consultant, bonus or collective bargaining agreement or group insurance contract or other incentive, welfare or employee benefit plan or agreement maintained by Level One or any Subsidiary for their current or former directors, officers, employees and agents have been and are being paid to the extent required by law or by the plan or contract, and adequate actuarial accruals and/or reserves for such payments have been and are being made by Level One or any Subsidiary in accordance with generally accepted accounting and actuarial principles, except where the failure to pay any such accrued obligations or liabilities or to maintain adequate accruals and/or reserves for payment thereof would not have a Material Adverse Effect. Except as set forth in the Level One Disclosure Letter, all obligations and liabilities of Level One and the Subsidiaries, whether arising by operation of law, by contract, or by past custom, for all forms of compensation which are or may be payable to their current or former directors, officers, employees or agents have been and are being paid, and adequate accruals and/or reserves for payment therefore have been and are being made in accordance with GAAP, except where the failure to pay any such obligations and liabilities or to maintain adequate accruals and/or reserves for payment thereof would not have a Material Adverse Effect. All accruals and reserves referred to in this Section 5.14 are correctly and accurately reflected and accounted for in the books, statements and records of Level One and the Subsidiaries, except where the failure to correctly and accurately reflect and account for such accruals and reserves would not have a Material Adverse Effect.
5.15Taxes, Returns and Reports. Except as set forth in the Level One Disclosure Letter, Level One and the Subsidiaries have (a) duly filed all material federal, state, local and foreign tax returns of every type and kind required to be filed by them as of the date hereof, and each return is true, complete and accurate in all material respects; (b) paid all material taxes, assessments and other governmental charges due and payable by them; and (c) other than in the ordinary course of business, not requested an extension of time for any such payments (which extension is still in force). Except for taxes not yet due and payable, the reserve for taxes on the Financial Information is adequate to cover all of Level One’s and the Subsidiaries’ tax liabilities (including, without limitation, income taxes and franchise fees) that may become payable in future years with respect to any transactions consummated prior to June 30, 2021. Except as set forth in the Level One Disclosure Letter, since January 1, 2018, neither Level One nor any Subsidiary has received written notice that a federal, state or local tax return is under audit by any taxing authority.
5.16Deposit Insurance. The deposits of the Bank are insured by the FDIC in accordance with the Federal Deposit Insurance Act, and the Bank has paid all premiums and assessments with respect to such deposit insurance.
5.17Reports. Since January 1, 2018, Level One and the Bank have timely filed all reports, registrations and statements, together with any required amendments thereto, that Level One or any Subsidiary was required to file with (i) the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), (ii) the Michigan Department of Insurance and Financial Services (the “Michigan DIFS”), (iii) the FDIC, and (iv) any federal, state, municipal or local government, securities, banking, environmental, insurance and other governmental or regulatory authority, and the agencies and staffs thereof (collectively, the “Level One Regulatory Authorities”), having jurisdiction over the affairs of Level One or the Bank except where such failure would not have a Material Adverse Effect. All such reports filed by Level One and any Subsidiary complied in all material respects with all applicable rules and regulations promulgated by the applicable Level One Regulatory Authorities and were true, accurate and complete in all material respects and, to the extent required, were prepared in conformity with regulatory accounting principles applied on a consistent basis.

5.18Absence of Defaults. Neither Level One nor any Subsidiary is in violation of its respective Articles of Incorporation or Bylaws or to the knowledge of Level One’s Management in default under any material agreement, commitment, arrangement, loan, lease, insurance policy or other instrument, whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event known to Level One’s Management that, with the lapse of time or giving of notice or both, would constitute such a default, except for such violations or defaults which would not have a Material Adverse Effect.
5.19Tax and Regulatory Matters. Neither Level One nor any Subsidiaries has taken or agreed to take any action or has any knowledge of any fact or circumstance that would (a) prevent the transactions contemplated hereby from qualifying as a reorganization within the meaning of Section 368 of the Code or (b) materially impede or delay receipt of any regulatory approval required for consummation of the transactions contemplated by this Agreement.
5.20Real Property.
(a)A list of the locations of each parcel of real property owned by Level One or any Subsidiary (other than real property acquired in foreclosure or in lieu of foreclosure in the course of the collection of loans and being held by Level One or the Bank for disposition as required by law) is set forth in the Level One Disclosure Letter under the heading of “Level One Owned Real Property” (such real property being herein referred to as the “Level One Owned Real Property”). A list of the locations of each parcel of real property leased by Level One or any Subsidiary is also set forth in the Level One Disclosure Letter under the heading of “Level One Leased Real Property” (such real property being herein referred to as the “Level One Leased Real Property”). Level One shall update the Level One Disclosure Letter within ten (10) days after acquiring or leasing any real property after the date hereof (other than real property acquired in foreclosure or in lieu of foreclosure in the course of the collection of loans and being held by Level One or the Bank for disposition as required by law). Collectively, the Level One Owned Real Property and the Level One Leased Real Property are herein referred to as the “Level One Real Property.”
(b)There is no pending action involving Level One or any Subsidiary as to the title of or the right to use any of the Level One Real Property.
(c)Other than the Level One Owned Real Property, neither Level One nor any Subsidiary has any interest in any other real property except interests as a mortgagee, and except for any real property acquired in foreclosure or in lieu of foreclosure and being held for disposition as required by law.
(d)None of the buildings, structures or other improvements located on the Level One Real Property encroaches upon or over any adjoining parcel of real estate or any easement or right-of-way or “setback” line and all such buildings, structures and improvements are located and constructed in conformity with all applicable zoning ordinances and building codes.
(e)None of the buildings, structures or improvements located on the Level One Real Property are the subject of any official complaint or notice by any governmental authority of violation of any applicable zoning ordinance or building code, and there is no zoning ordinance, building code, use or occupancy restriction or condemnation action or proceeding pending, or, to the best knowledge of Level One’s Management, threatened, with respect to any such building, structure or improvement. The Level One Real Property is in good condition for its intended purpose, ordinary wear and tear excepted, and has been maintained (as to the Level One Leased Real Property, to the extent required to be maintained by Level One or the Bank) in accordance with reasonable and prudent business practices applicable to like facilities. The Level One Real Property has been used and operated in all material respects in compliance with all applicable laws, statutes, rules, regulations and ordinances applicable thereto.
(f)Except as may be reflected in the Financial Information, and except for liens for taxes not yet due and payable or with respect to such easements, liens, defects or encumbrances, real estate taxes and assessments or other monetary obligations such as contributions to an owners’ association, as do not individually or in the aggregate materially adversely affect the use or value of the Level One Owned Real Property and which would not have a Material Adverse Effect, Level One and the Subsidiaries have, and at the Effective Time will have, good and marketable title to their respective Level One Owned Real Property, free and clear of all liens, mortgages, security interests, encumbrances and restrictions of any kind or character.
(g)Except as set forth in the Level One Disclosure Letter and to the knowledge of Level One’s Management, Level One or any Subsidiary has not caused or allowed the generation, treatment, storage, disposal or release at any Level One Real Property of any Toxic Substance (as defined below), except in compliance with all applicable federal, state and local laws and regulations and except where such noncompliance would not reasonably be expected to have a Material Adverse Effect. “Toxic Substance” means any hazardous, toxic or dangerous substance, pollutant, waste, gas or material, including, without limitation, petroleum and petroleum products, metals, liquids, semi-solids or solids, that are regulated under any federal, state or local statute, ordinance, rule, regulation or other law pertaining to environmental protection, contamination, quality, waste management or cleanup.
(h)Except as disclosed in the Level One Disclosure Letter and to the knowledge of Level One’s Management, there are no underground storage tanks located on, in or under any Level One Owned Real Property and no such Level One Owned Real Property has previously contained an underground storage tank. Except as set forth in the Level One Disclosure Letter and to the knowledge of Level One’s Management, Level One or any Subsidiary do not own or operate any underground storage tank at any Level One Leased Real Property and no such Level One Leased Real Property has previously contained an underground storage tank. To the knowledge of Level One’s Management, no Level One Real Property is or has been listed on the Comprehensive Environmental Response, Compensation, and Liability Information System (“CERCLIS”).
(i)Except as set forth in the Level One Disclosure Letter and to the knowledge of Level One’s Management, no Toxic Substance has been released, spilled, discharged or disposed at, in, on or under any Level One Real Property nor, to the knowledge of Level One’s Management, are there any other conditions or circumstances affecting any Level One Real Property, in each case, which would reasonably be expected to have a Material Adverse Effect.
(j)To the knowledge of Level One’s Management, there are no mechanic’s or materialman’s liens against the Level One Leased Real Property, and no unpaid claims for labor performed, materials furnished or services rendered in connection with constructing, improving or repairing the Level One Leased Real Property in respect of which liens may or could be filed against the Level One Leased Real Property.
5.21Securities Law Compliance. The Level One Common Stock is traded on the Nasdaq Global Select Market under the symbol of “LEVL” and the Level One Depositary Shares are traded on the Nasdaq Global Select Market under the symbol of “LEVLP”. Level One has complied in all material respects with all applicable state, federal or foreign securities laws, statutes, rules, regulations or orders, injunctions or decrees of any applicable government agency relating thereto. Since January 1, 2019, Level One has filed all reports and other documents required to be filed by it under the Securities and Exchange Act of 1934 (the “1934 Act”) and the Securities Act of 1933 (the “1933 Act”), including Level One’s Annual Report on Form 10-K for the year ended December 31, 2020 and Level One’s Quarterly Report on Form 10-Q for the six month period ending June 30, 2021, copies of which have previously been delivered to First Merchants. Since January 1, 2019, all such SEC filings were true, accurate and complete in all material respects as of the dates of the filings (except for information included therein as of a certain date, which shall have been true and correct as of such date), and no such filings, at the time they were filed, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made, at the time and in the light of the circumstances under which they were made, not false or misleading.
5.22Broker’s or Finder’s Fees. Except for Piper Sandler & Co., no agent, broker or other person acting on behalf of Level One or any Subsidiary or under any authority of Level One or any Subsidiary is or shall be entitled to any commission, broker’s or finder’s fee or any other form of compensation or payment from any of the parties hereto, other than attorneys’ or accountants’ fees, in connection with any of the transactions contemplated by this Agreement.
5.23Shareholder Rights Plan. Level One does not have a shareholder rights plan or, except as expressly provided in the Articles of Incorporation or Amended and Restated Bylaws of Level One, any other plan, program or agreement involving, restricting, prohibiting or discouraging a change in control or merger of Level One or the Bank.
5.24Indemnification Agreements. Except as set forth in the Level One Disclosure Letter, neither Level One nor any Subsidiary is a party to any indemnification, indemnity or reimbursement agreement, contract, commitment or understanding to indemnify any present or former director, officer or shareholder against any liability or hold the same harmless from liability other than as expressly provided in the Articles of Incorporation or Bylaws (or Articles of Organization or LLC Agreement, as applicable) of Level One or the Subsidiaries.
5.25Information Security. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Level One, to the knowledge of Level One, since January 1, 2019, no third party has gained unauthorized access to any information technology networks controlled by and material to the operation of the business of Level One and its Subsidiaries.
5.26Nonsurvival of Representations and Warranties. The representations and warranties contained in this Section 5 shall expire at the Effective Time or the earlier termination of this Agreement, and thereafter Level One and the Subsidiaries shall have no further liability with respect thereto.
5.27No Other Representations or Warranties.
(a)Except for the representations and warranties made by Level One in this Section 5, neither Level One nor any other person makes any express or implied representation or warranty with respect to Level One, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Level One hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Level One nor any other person makes or has made any representation or warranty to First Merchants or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Level One, any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by Level One in this Section 5, any oral or written information presented to First Merchants or any of its affiliates or representatives in the course of their due diligence investigation of Level One, the negotiation of this Agreement or in the course of the transactions contemplated hereby.
(b)Level One acknowledges and agrees that neither First Merchants nor any other person has made or is making any express or implied representation or warranty other than those contained in Section 6.
SECTION 6

REPRESENTATIONS AND
WARRANTIES OF FIRST MERCHANTS
Except (i) as disclosed in the First Merchants Disclosure Letter or (ii) as disclosed in any registration statement, prospectus, report, schedule or definitive proxy statement filed with or furnished to the SEC by First Merchants between January 1, 2020 and the date hereof (but disregarding disclosures of risks under the heading “Risk Factors” or in any “forward-looking statements” disclaimer or any other statements that are similarly nonspecific or cautionary, predictive or forward-looking in nature), First Merchants hereby makes the following representations and warranties set forth below to Level One. For the purposes of this Agreement, “First Merchants Disclosure Letter” is defined as a disclosure letter prepared by First Merchants and delivered to Level One contemporaneous with the execution of this Agreement.
6.1Organization and Qualification. First Merchants is a corporation duly organized and validly existing under the laws of the State of Indiana and FMB is a commercial bank duly organized and validly existing under the laws of the State of Indiana. First Merchants and FMB have the power and authority (corporate or otherwise) to conduct their respective businesses in the manner and by the means utilized as of the date hereof. First Merchants’ only subsidiaries are FMB and the other entities listed on Exhibit 21 to First Merchants’ Annual Report on Form 10-K as of and for the period ending December 31, 2020 (each, a “First Merchants Subsidiary”, and collectively, the “First Merchants Subsidiaries”). FMB is subject to primary federal regulatory supervision and regulation by the FDIC.
6.2Authorization.
(a)First Merchants and FMB have the corporate power and authority to enter into this Agreement and to carry out their obligations hereunder subject to the conditions precedent set forth in Section 9. The Agreement, when executed and delivered, will have been duly authorized and will constitute a valid and binding obligation of First Merchants and FMB, subject to the conditions precedent set forth in Section 9 hereof, enforceable in accordance with its terms, except to the extent limited by insolvency, reorganization, liquidation, readjustment of debt, or other laws of general application relating to or affecting the enforcement of creditor’s rights. The Board of Directors of First Merchants and FMB have approved the Merger pursuant to the terms and conditions of this Agreement.
(b)Except as set forth in the First Merchants Disclosure Letter, neither the execution of this Agreement, nor the consummation of the transactions contemplated hereby, subject to the conditions precedent set forth in Section 9 hereof does or will (i) conflict with, result in a breach of, or constitute a default under either First Merchants’ or FMB’s Articles of Incorporation or By-Laws; (ii) conflict with, result in a breach of, or constitute a default under any federal, foreign, state, or local law, statute, ordinance, rule, regulation, or court or administrative order or decree, or any note, bond, indenture, loan, mortgage, security agreement, contract, arrangement, or commitment, to which either First Merchants or FMB is subject or bound, the result of which would have a Material Adverse Effect; (iii) result in the creation of, or give any person, corporation or entity the right to create, any lien, charge, claim, encumbrance, security interest, or any other rights of others or other adverse interest upon any right, property or asset of either First Merchants or FMB; (iv) terminate, or give any person, corporation or entity the right to terminate, amend, abandon, or refuse to perform, any note, bond, indenture, loan, mortgage, security agreement, contract, arrangement, or commitment to which First Merchants or FMB is a party or by which either First Merchants or FMB is subject or bound, the result of which would have a Material Adverse Effect on First Merchants; or (v) accelerate or modify, or give any party thereto the right to accelerate or modify, the time within which, or the terms according to which, either First Merchants or FMB is to perform any duties or obligations or receive any rights or benefits under any note, bond, indenture, loan, mortgage, security agreement, contract, arrangement, or commitment.
(c)Other than required filings with Nasdaq, the filings of Articles of Merger (the “Articles of Merger”) and Articles of Amendment to the Articles of Incorporation with respect to the First Merchants Preferred Stock (the “Articles of Designation”) with the Indiana Secretary of State, the filing of articles of merger, certificates of merger or other filings necessary to consummate the Bank Merger, and such notices and filings made in connection or in compliance with the banking regulatory approvals contemplated by Section 9.1(c) and federal and state securities laws and the rules and regulations promulgated thereunder, no notice to, filing with, authorization of, exemption by, or consent or approval of, any public body or authority is necessary with respect to First Merchants or FMB for the consummation by First Merchants and FMB of the transactions contemplated by this Agreement.
(d)Except as set forth in the First Merchants Disclosure Letter, other than those filings, authorizations, consents and approvals referenced in Section 5.2(c) above and filings and approvals relating to the listing of the shares of First Merchants Common Stock and First Merchants Preferred Stock (or depositary shares in respect thereof) to be issued in the Merger on the Nasdaq Global Select Market and certain other filings and approvals with Nasdaq relating to the change in the number of shares of First Merchants outstanding as a result of the Merger, no notice to, filing with, authorization of, exemption by, or consent or approval of, any third party is necessary for the consummation by First Merchants or FMB of the transactions contemplated by this Agreement, except for such authorizations, exemptions, consents or approvals, the failure of which to obtain, would not be reasonably likely to result in a Material Adverse Effect.
6.3Capitalization.
(a)As of October 31, 2021, First Merchants has One Hundred Million (100,000,000) shares of First Merchants Common Stock authorized, without par value, $0.125 stated value, of which 53,917,147 shares were issued and outstanding. Such issued and outstanding shares of First Merchants Common Stock have been duly and validly authorized by all necessary corporate action of First Merchants, are validly issued, fully paid and nonassessable and have not been issued in violation of any preemptive rights of any shareholders.
(b)First Merchants has authorized 500,000 shares of preferred stock, without par value, none of which are currently issued or outstanding. The designation and issuance of the First Merchants Preferred Stock does not require the approval of the shareholders of First Merchants.
(c)The shares of First Merchants Common Stock to be issued pursuant to the Merger will be duly authorized, fully paid, validly issued and nonassessable and subject to no preemptive rights.
6.4Organizational Documents. The Articles of Incorporation and By-Laws of First Merchants in force as of the date hereof have been delivered to Level One. The documents delivered by it represent true, accurate and complete copies of the corporate documents of First Merchants in effect as of the date of this Agreement.
6.5Compliance with Law. To the knowledge of First Merchants’ Management (as defined below), except as set forth in the First Merchants Disclosure Letter, neither First Merchants nor any First Merchants Subsidiary has engaged in any activity nor taken or omitted to take any action which has resulted or could reasonably be expected to result, in the violation of any local, state, federal or foreign law, statute, rule, regulation or ordinance or of any order, injunction, judgment or decree of any court or government agency or body, the violation of which could reasonably be expected to have a Material Adverse Effect. Except as set forth in the First Merchants Disclosure Letter, First Merchants and each First Merchants Subsidiary possess all licenses, franchises, permits and other authorizations necessary for the continued conduct of their respective businesses without material interference or interruption. Except as otherwise provided in the First Merchants Disclosure Letter and subject to Section 13.14, neither First Merchants nor any First Merchants Subsidiary are subject to any agreement, commitment or understanding with, or order and directive of, any regulatory agency or government authority with respect to the business, management or operations of First Merchants or FMB or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, or its ability to consummate the transactions contemplated by this Agreement, nor is First Merchants aware of any other reason why the granting of any required regulatory approval would be denied or unduly delayed. Except as set forth in the First Merchants Disclosure Letter, FMB has not received any notice of enforcement actions since January 1, 2017 from any regulatory agency or government authority relating to its compliance with the Bank Secrecy Act, the Truth-in-Lending Act, the Community Reinvestment Act, the Gramm-Leach-Bliley Act of 1999, the USA Patriot Act, the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001, the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X or any laws with respect to bank secrecy, discriminatory lending, financing or leasing practices, consumer protection, money laundering prevention, foreign assets control, U.S. sanctions laws and regulations, the origination, sale and servicing of mortgage and consumer loans, the protection of the environment, or the rules and regulations promulgated thereunder. Except as set forth in the First Merchants Disclosure Letter, First Merchants has not received any notice of enforcement actions since January 1, 2017 from any regulatory agency or government authority relating to its compliance with any securities, tax or employment laws applicable to First Merchants. FMB received a rating of “satisfactory” or better in its most recent examination or interim review with respect to the Community Reinvestment Act. Neither First Merchants, FMB nor any of their respective subsidiaries is subject to any order, action, agreement or other obligation that restricts in any material respect the conduct of its business.
6.6Accuracy of Statements. No information which has been or shall be supplied by First Merchants nor any First Merchants Subsidiary with respect to its respective businesses, operations and financial condition for inclusion in the proxy statement, registration statement, and regulatory applications relating to the Merger or the Bank Merger contains or shall contain (in the case of information relating to the proxy statement at the time it is mailed and for the regulatory applications and registration statement, and each amendment or supplement thereto, if any, at the time it becomes effective) any untrue statement of a material fact or omits or shall omit to state a material fact necessary to make the statements contained therein not misleading.
6.7Litigation and Pending Proceedings. Except as set forth in the First Merchants Disclosure Letter, there are no claims of any kind, nor any action, suits, proceedings, arbitrations or investigations pending or to the knowledge of First Merchants’ Management threatened in any court or before any government agency or body, arbitration panel or otherwise (nor does First Merchants’ Management have any knowledge of a basis for any claim, action, suit, proceeding, arbitration or investigation) which could be reasonably expected to have a Material Adverse Effect. To the knowledge of First Merchants’ Management, there are no material uncured violations, criticisms or exceptions, or violations with respect to which material refunds or restitutions may be required, cited in any report, correspondence or other communication to First Merchants as a result of an examination by any regulatory agency or body.
6.8Financial Statements.
(a)First Merchants’ consolidated audited balance sheets as of December 31, 2020 and 2019, the unaudited consolidated balance sheet as of June 30, 2021 and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for the years or period then ended (hereinafter collectively referred to as the “First Merchants Financial Information”) present fairly the consolidated financial condition or position of First Merchants as of the respective dates thereof and the consolidated results of operations of First Merchants for the respective periods covered thereby and have been prepared in conformity with GAAP applied on a consistent basis.
(b)All loans reflected in the First Merchants Financial Information and which have been made, extended or acquired since June 30, 2021 (i) have been made for good, valuable and adequate consideration in the ordinary course of business; (ii) constitute the legal, valid and binding obligation of the obligor and any guarantor named therein; (iii) are evidenced by notes, instruments or other evidences of indebtedness which are true, genuine and what they purport to be; and (iv) to the extent that FMB has a security interest in collateral or a mortgage securing such loans, are secured by perfected security interests or mortgages naming FMB as the secured party or mortgagee, except for such unperfected security interests or mortgages naming FMB as secured party or mortgagee which, on an individual loan basis, would not, on an aggregate basis, be material to FMB.
6.9Absence of Certain Changes. Except for events and conditions relating to the business and interest rate environment in general, the accrual or payment of Merger-related expenses, or as set forth in the First Merchants Disclosure Letter, since June 30, 2021, no events have occurred which could reasonably be expected to have a Material Adverse Effect. Except as set forth in the First Merchants Disclosure Letter, between the period from June 30, 2021 to the date of this Agreement, First Merchants and each First Merchants Subsidiary have carried on their respective businesses in the ordinary and usual course consistent with their past practices (excluding the incurrence of reasonable fees and expenses of professional advisors related to this Agreement and the transactions contemplated hereby). Since June 30, 2021, there has not been any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to First Merchants’ Common Stock (other than normal quarterly cash dividends) or any split, combination or reclassification of any stock of First Merchants or any First Merchants Subsidiary or any issuance or the authorization of any issuance of any securities in respect of, or in lieu of, or in substitution for First Merchants’ Common Stock.
6.10Absence of Undisclosed Liabilities. Except as set forth in the First Merchants Disclosure Letter, neither First Merchants nor any First Merchants Subsidiary has any liabilities, whether accrued, absolute, contingent, or otherwise, existing or arising out of any transaction or state of facts existing on or prior to the date hereof, except (a) as and to the extent disclosed, reflected or reserved against in the First Merchants Financial Information, (b) any agreement, contract, obligation, commitment, arrangement, liability, lease or license which individually is less than Five Hundred Thousand and 00/100 Dollars ($500,000.00) per year and which may be terminated within one year from the date of this Agreement, (c) liabilities incurred since June 30, 2021 in the ordinary course of business consistent with past practice that either alone or when considered with all similar liabilities, have not had or would not reasonably be expected have a Material Adverse Effect on First Merchants, (d) liabilities incurred for reasonable legal, accounting, financial advising fees and out-of-pocket expenses or fees in connection with the transactions contemplated by this Agreement; and (e) unfunded loan commitments made in the ordinary course of First Merchants’ business consistent with past practices.
6.11Loans and Investments.
(a)Except as set forth in the First Merchants Disclosure Letter, there is no loan of FMB in excess of One Million Five Hundred Thousand and 00/100 Dollars ($1,500,000.00) that, as of June 30, 2021, (i) has been classified by First Merchants, applying applicable regulatory examination standards, as “Other Loans Specially Mentioned,” “Substandard,” “Doubtful” or “Loss;” (ii) has been identified by accountants or auditors (internal or ex-ternal) as having a significant risk of uncollectability, or (iii) has been identified by First Merchants’ Management to be ninety (90) days or more past due with respect to principal or interest or has placed on nonaccrual status.
(b)The reserves for loan and lease losses and the carrying value for other real estate owned which are shown on each of the balance sheets contained in the First Merchants Financial Information were adequate in the judgment of First Merchants’ Management and consistent with applicable bank regulatory standards and under GAAP to provide for losses, net of recoveries relating to loans and leases previously charged off, on loans and leases outstanding and other real estate owned (including accrued interest receivable) as of the applicable date of such balance sheet.
(c)Except as set forth in the First Merchants Disclosure Letter, none of the investments reflected in the First Merchants Financial Information and none of the investments made by First Merchants or a First Merchants Subsidiary since June 30, 2021 is subject to any restrictions, whether contractual or statutory, which materially impairs the ability of First Merchants or a First Merchants Subsidiary to dispose freely of such investment at any time. Except as set forth in the First Merchants Disclosure Letter, neither First Merchants or any First Merchants Subsidiary is a party to any repurchase agreements with respect to securities.
6.12Employee Benefit Plans.
(a)The First Merchants Disclosure Letter contains a list identifying each “employee benefit plan,” as defined in Section 3(3) of ERISA, which (i) is subject to any provision of ERISA, and (ii) is currently maintained, administered or contributed to by First Merchants or any entity, trade or business that, together with First Merchants, would be treated as a single employer under the provisions of Sections 414(b), (c), (m) or (o) of the Code (“First Merchants ERISA Affiliate”), and covers any employee, director or former employee or director of First Merchants or any First Merchants ERISA Affiliate under which First Merchants or any First Merchants ERISA Affiliate has any liability.

The First Merchants Disclosure Letter also contains a list of all “employee benefit plans” as defined under ERISA which have been terminated by First Merchants or any First Merchants ERISA Affiliate since January 1, 2019. Copies of such plans (and, if applicable, related trust agreements or insurance contracts) and all amendments thereto and written interpretations thereof have been furnished to Level One together with the three (3) most recent annual reports (Form 5500) prepared in connection with any such plan and the current summary plan descriptions (and any summary of material modifications thereto). Such plans are hereinafter referred to individually as a “First Merchants Employee Plan” and collectively as the “First Merchants Employee Plans.” The First Merchants Employee Plans which individually or collectively would constitute an “employee pension benefit plan” as defined in Section 3(2)(A) of ERISA are identified as such in the list referred to above.
(b)The First Merchants Employee Plans have been operated in material compliance with all applicable laws, regulations, rulings and other requirements, as well as pursuant to the terms of their governing documents (to the extent consistent with ERISA).
(c)Except as set forth in the First Merchants Disclosure letter, to the knowledge of First Merchants’ Management, no “prohibited transaction,” as defined in Section 406 of ERISA or Section 4975 of the Code, for which no statutory or administrative exemption exists, and no “reportable event,” as defined in Section 4043(c) of ERISA, for which a notice is required to be filed, has occurred with respect to any First Merchants Employee Plan that could subject First Merchants to material taxes or penalties. Neither First Merchants nor any First Merchants ERISA Affiliate has any material liability to the PBGC, to the IRS, to the DOL, to the Employee Benefits Security Administration, with respect to any First Merchants Employee Plan, except for routine premium payments to the PBGC.
(d)To the knowledge of First Merchants’ Management, no “fiduciary,” as defined in Section 3(21) of ERISA, of a First Merchants Employee Plan has failed to comply with the requirements of Section 404 of ERISA in such a way as to cause material liability to First Merchants or any First Merchants ERISA Affiliate.
(e)Each of the First Merchants Employee Plans which is intended to be qualified under Section 401(a) of the Code has been timely amended to comply in all material respects with the applicable requirements of the Code. Except as set forth in the First Merchants Disclosure Letter, First Merchants and/or any First Merchants ERISA Affiliate, as applicable, sought and received favorable determination letters from the IRS and has furnished to Level One copies of the most recent IRS determination letters with respect to any such Employee Plan that is intended to be qualified under Section 401(a) of the Code.
(f)No First Merchants Employee Plan has incurred an “accumulated funding deficiency,” as determined under Section 412 of the Code and Section 302 of ERISA. First Merchants has at all times met the minimum funding standard, and has made all contributions required, under Section 412 of the Code and Section 302 of ERISA. No facts or circumstances exist that may subject First Merchants, or any First Merchants

ERISA Affiliate, to any liability under Sections 4062, 4063 or 4064 of ERISA. Neither First Merchants nor any First Merchants ERISA Affiliate ever has engaged in any transaction within the meaning of Section 4069 of ERISA. Except as disclosed in the First Merchants Disclosure Letter, there exist no facts or circumstances which could subject First Merchants, or any First Merchants ERISA Affiliate thereof, to withdrawal liability within the meaning of Section 4201 of ERISA or to contingent withdrawal liability under Section 4204 of ERISA. Neither First Merchants nor any First Merchants ERISA Affiliate ever has been a party to a transaction within the meaning of Section 4212(c) of ERISA.
(g)No First Merchants Employee Plan subject to Title IV of ERISA has been terminated or incurred a partial termination (either voluntarily or involuntarily), in such a way as to cause material additional liability to First Merchants or any First Merchants ERISA Affiliate.
(h)No claims involving a First Merchants Employee Plan (other than normal benefit claims) have been filed in a court of law or, to the knowledge of First Merchants’ Management, have been threatened to be filed in a court of law.
(i)There is no contract, agreement, plan or arrangement covering any employee, director or former employee or director of First Merchants or any Subsidiary that, individually or collectively, could give rise to the payment of any amount that would not be deductible by reason of Section 280G or Section 162(a)(1) of the Code.
(j)To the knowledge of First Merchants’ Management, no event has occurred that would cause the imposition of the tax described in Section 4980B of the Code on First Merchants or any First Merchants ERISA Affiliate. To the knowledge of First Merchants’ Management, First Merchants has materially complied with all requirements of Section 601 or ERISA, as applicable, with respect to any First Merchants Employee Plan.
(k)The First Merchants Disclosure Letter contains a list of each employment, severance or other similar contract, arrangement or policy and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits or deferred compensation, profit sharing, bonuses, stock options, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (i) is not a First Merchants Employee Plan, (ii) was entered into, maintained or contributed to, as the case may be, by First Merchants or any First Merchants Subsidiary and (iii) covers any employee, director or former employee or director of First Merchants or any First Merchants Subsidiary. Such contracts, plans and arrangements as are described above, copies or descriptions of all of which have been furnished previously to First Merchants, are hereinafter referred to collectively as the “First Merchants Benefit Arrangements.” Each of the First Merchants Benefit Arrangements has been maintained in compliance in all material respects with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such First Merchants Benefit Arrangements.

(l)Except as set forth in the First Merchants Disclosure Letter, neither First Merchants nor any First Merchants ERISA Affiliate has any present or future liability in respect of post-retirement health and medical benefits for former employees or directors of First Merchants or any First Merchants ERISA Affiliate.
(m)Except as set forth in the First Merchants Disclosure Letter, there has been no amendment to, written interpretation or announcement (whether or not written) by First Merchants or any First Merchants ERISA Affiliate relating to, or change in employee participation or coverage under, any First Merchants Employee Plan or Benefit Arrangement administered by First Merchants or any First Merchants ERISA Affiliate which would increase materially the expense of maintaining such First Merchants Employee Plans or First Merchants Benefit Arrangements above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 2020.
(n)Except as otherwise provided in the First Merchants Disclosure Letter, the transactions contemplated by the Agreement will not cause acceleration of vesting in, or payment of, any material benefits under any First Merchants Employee Plan or Benefit Arrangement and will not otherwise materially accelerate or increase any obligation under any First Merchants Employee Plan or Benefit Arrangement.
(o)With respect to any nonqualified deferred compensation plan that is subject to Section 409A of the Code, such plan has been identified on the First Merchants Disclosure Letter and has been operated in accordance with, and is in documentary compliance with, Section 409A of the Code and the guidance issued thereunder.
6.13Taxes, Returns and Reports. First Merchants, FMB and each of their respective subsidiaries have (a) duly filed all material federal, state, local and foreign tax returns of every type and kind required to be filed by them as of the date hereof, and each return is true, complete and accurate in all material respects; (b) paid all material taxes, assessments and other governmental charges due and payable by them; and (c) other than in the ordinary course of business, not requested an extension of time for any such payments (which extension is still in force). Except for taxes not yet due and payable, the reserve for taxes on the First Merchants Financial Information is adequate to cover all of First Merchants’, FMB’s, and any of their respective subsidiaries’ tax liabilities (including, without limitation, income taxes and franchise fees) that may become payable in future years with respect to any transactions consummated prior to June 30, 2021. Except as set forth in the First Merchants Disclosure Letter, since January 1, 2018, neither First Merchants nor FMB has received written notice that a federal, state or local tax return is under audit by any taxing authority.
6.14Deposit Insurance. The deposits of FMB are insured by the FDIC in accordance with the Federal Deposit Insurance Act, and FMB has paid all premiums and assessments with respect to such deposit insurance.
6.15Reports. Since January 1, 2018, First Merchants and the First Merchants Subsidiaries have timely filed all reports, registrations and statements, together with any required amendments thereto, that they were required to file with (i) the Board of Governors of the Federal Reserve System, (ii) the Office of the Comptroller of the Currency, (iii) the FDIC, (iv) the Indiana Department of Financial Institutions, and (v) any federal, state, municipal or local government, securities, banking, environmental, insurance and other governmental or regulatory authority, and the agencies and staffs thereof (collectively, the “FMC Regulatory Authorities”), except where such failure would not have a Material Adverse Effect. All such reports filed by First Merchants and the First Merchants Subsidiaries complied in all material respects with all applicable rules and regulations promulgated by the applicable FMC Regulatory Authorities and were true, accurate and complete in all material respects and, to the extent required, were prepared in conformity with GAAP applied on a consistent basis. There is no unresolved violation with respect to any report or statement filed by, or any examination of First Merchants or FMB.
6.16Absence of Defaults. Neither First Merchants nor FMB is in violation of its Articles of Incorporation or By-Laws or, to the knowledge of First Merchants’ Management, in default under any material agreement, commitment, arrangement, loan, lease, insurance policy or other instrument, whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event known to First Merchants’ Management that, with the lapse of time or giving of notice or both, would constitute such a default, except for defaults which would not have a Material Adverse Effect.
6.17Tax and Regulatory Matters. Neither First Merchants nor any First Merchants Subsidiary has taken or agreed to take any action or has any knowledge of any fact or circumstance that would (a) prevent the transactions contemplated hereby from qualifying as a reorganization within the meaning of Section 368 of the Code or (b) materially impede or delay receipt of any regulatory approval required for consummation of the transactions contemplated by this Agreement. First Merchants and FMB are in compliance in all respects with the agreements set forth in the First Merchants Disclosure Letter.
6.18Securities Law Compliance. First Merchants’ common stock is traded on the Nasdaq Global Select Market under the symbol of “FRME.” First Merchants has complied in all material respects with all applicable state, federal or foreign securities laws, statutes, rules, regulations or orders, injunctions or decrees of any applicable government agency relating thereto. Since January 1, 2019, First Merchants has filed all reports and other documents required to be filed by it under the 1934 Act and the 1933 Act, including First Merchants’ Annual Report on Form 10-K for the year ended December 31, 2020 and First Merchants’ Quarterly Report on Form 10-Q for the six month period ending June 30, 2021, copies of which have previously been delivered to Level One. Since January 1, 2019, all such SEC filings were true, accurate and complete in all material respects as of the dates of the filings (except for information included therein as of a certain date, which shall have been true and correct as of such date), and no such filings, at the time they were filed, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made, at the time and in the light of the circumstances under which they were made, not false or misleading.
6.19Broker’s or Finder’s Fees. Except for Stephens Inc., no agent, broker or other person acting on behalf of First Merchants or under any authority of First Merchants is or shall be entitled to any commission, broker’s or finder’s fee or any other form of compensation or payment from any of the parties hereto, other than attorneys’ or accountants’ fees, in connection with any of the transactions contemplated by this Agreement.

6.20Shareholder Rights Plan. First Merchants does not have a shareholder rights plan or except as expressly provided in the Articles of Incorporation of First Merchants, any other plan, program or agreement involving, restricting, prohibiting or discouraging a change in control or merger of First Merchants or FMB.
6.21Indemnification Agreements. Except as set forth in the First Merchants Disclosure Letter, neither First Merchants nor any First Merchants Subsidiary is a party to any indemnification, indemnity or reimbursement agreement, contract, commitment or understanding to indemnify any present or former director, officer or shareholder against any liability or hold the same harmless from liability other than as expressly provided in the Articles of Incorporation or By-Laws of First Merchants and the First Merchants Subsidiaries.
6.22Information Security. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on First Merchants, to the knowledge of First Merchants, since January 1, 2019, no third party has gained unauthorized access to any information technology networks controlled by and material to the operation of the business of First Merchants and its Subsidiaries.
6.23Nonsurvival of Representations and Warranties. The representations and warranties contained in this Section 6 shall expire at the Effective Time or the earlier termination of this Agreement, and thereafter First Merchants and the First Merchants Subsidiaries and all directors and officers of First Merchants and the First Merchants Subsidiaries shall have no further liability with respect thereto.
6.24No Other Representations or Warranties.
(a)Except for the representations and warranties made by First Merchants in this Section 6, neither First Merchants nor any other person makes any express or implied representation or warranty with respect to First Merchants, its subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and First Merchants hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither First Merchants nor any other person makes or has made any representation or warranty to Level One or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to First Merchants, any of its subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by First Merchants in this Section 5, any oral or written information presented to Level One or any of its affiliates or representatives in the course of their due diligence investigation of First Merchants, the negotiation of this Agreement or in the course of the transactions contemplated hereby.
(b)First Merchants acknowledges and agrees that neither Level One nor any other person has made or is making any express or implied representation or warranty other than those contained in Section 5.

SECTION 7

COVENANTS OF LEVEL ONE
Level One covenants and agrees with First Merchants and covenants and agrees to cause the Bank to act, as follows:
7.1Shareholder Approval.
(a)Following the execution of this Agreement, Level One shall take, in accordance with applicable law and its Articles of Incorporation and Bylaws, all action necessary to convene a meeting of its shareholders as promptly as practicable (and in any event within forty-five (45) days following the time when First Merchants notifies Level One that the Registration Statement has been declared effective, subject to extension with the consent of First Merchants, which shall not unreasonably be withheld, conditioned or delayed) to consider and vote upon the approval of this Agreement and any other matter required to be approved by the shareholders of Level One in order to consummate the Merger and the transactions contemplated hereby (including any adjournment or postponement thereof, the “Shareholder Meeting”).
(b)Subject to Section 7.5 hereof, Level One shall cooperate with First Merchants in the preparation of the “Registration Statement” (as defined below) and use its reasonable best efforts to obtain the requisite vote of Level One’s shareholders to approve this Agreement and to consummate the Merger and the other transactions contemplated hereby, and shall ensure that the Shareholder Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by Level One in connection with the Shareholder Meeting are solicited in compliance with the Michigan Business Corporation Act, the Articles of Incorporation and Bylaws of Level One, and all other applicable legal requirements. Level One shall keep First Merchants updated with respect to the proxy solicitation results in connection with the Shareholder Meeting as reasonably requested by First Merchants. In connection with the Proxy Statement, Level One will obtain the opinion of Barack Ferrazzano Kirschbaum and Nagelberg LLP, tax counsel to Level One, that (i) the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code; each of Level One and First Merchants will be a party to such reorganization within the meaning of Section 368(b) of the Code; and no gain or loss will be recognized by holders of Level One Common Stock upon the receipt of shares of First Merchants Common Stock in exchange for their shares of Level One Common Stock, except to the extent of any cash consideration received in the Merger and any cash received in lieu of fractional shares of First Merchants Common Stock; and (ii) Barack Ferrazzano Kirschbaum and Nagelberg LLP confirms that the discussion contained in the Registration Statement under the caption “Material Federal Income Tax Consequences of the Merger” subject to the limitations, qualifications and assumptions described therein, constitutes its opinion of the material federal income tax consequences of the Merger to a stockholder who holds shares of Level One Common Stock as a capital asset.
(c)Subject to Section 7.5 hereof, Level One’s Board of Directors shall recommend that Level One’s shareholders vote to approve this Agreement and the transactions contemplated hereby (including the Merger) and any other matters required to be approved by Level One’s shareholders for consummation of the Merger and the transactions contemplated hereby.
7.2Other Approvals. As soon as reasonably practicable following the date hereof, Level One and the Bank shall use their reasonable best efforts to procure upon reasonable terms and conditions any consents, authorizations, approvals, registrations, and certificates from any applicable Level One Regulatory Authorities as may be required by applicable law, and to satisfy all other requirements prescribed by law which are necessary for consummation of the Merger and the Bank Merger on the terms and conditions provided in this Agreement.
7.3Conduct of Business.
(a)Except as otherwise set forth on the Level One Disclosure Letter, required by applicable law or regulation, or required or expressly permitted by this Agreement, on and after the date of this Agreement and until the Effective Time or until this Agreement shall be terminated as herein provided, neither Level One nor any Subsidiary shall, without the prior written consent (which may include consent via electronic mail) of First Merchants, (i) make any changes in their capital structure, including, but not limited to the redemption of shares of common stock, other than the acceptance of shares of Level One Common Stock as payment for the exercise price of stock options or for withholding taxes incurred in connection with the exercise of stock options or the vesting or settlement of equity compensation awards, in each case, in accordance with past practice and the underlying option or award agreements; (ii) authorize an additional class of stock or issue, or authorize the issuance of any capital stock or any options or other instruments convertible into shares of capital stock, except in connection with the appropriate exercise of options outstanding as of the date of this Agreement and the grant of any restricted shares in the ordinary course of business and in amounts consistent with past practice; (iii) declare, distribute or pay any dividends on their common shares, or authorize a stock split, or make any other distribution to their shareholders, except for: (x) Level One’s standard quarterly cash dividend in an amount not to exceed $0.06 per share; (y) any dividends on the Level One Preferred Stock required by the terms of such Level One Preferred Stock; and (z) dividends declared and paid by any Subsidiary; provided, however, Level One and First Merchants shall coordinate their respective dividend schedules for the quarter in which Closing occurs so that (x) holders of Level One Common Stock do not receive dividends on both First Merchants Common Stock and Level One Common Stock attributable to the same calendar quarter and (y) First Merchants does not accelerate the record date of First Merchants’ standard quarterly dividend in a manner designed to cause holders of Level One Common Stock to fail to receive dividends on either Level One Common Stock or First Merchants Common Stock with respect to a calendar quarter, it being understood and agreed that, subject to clause (x), Level One shall not be prohibited from accelerating the record date of its standard quarterly dividend; (iv) merge, combine or consolidate with or, other than in the ordinary course of business consistent with past practice (including the sale, transfer or disposal of other real estate owned), sell their assets or any of their securities to any other person, corporation or entity, effect a share exchange or enter into any other transaction not in the ordinary course of business; (v) incur any new liability or obligation, make any new commitment, payment or disbursement, enter into any new contract, agreement, understanding or arrangement or engage in any new transaction, or acquire or dispose of any property, other than other real estate owned, or asset the fair market value of which exceeds Five Hundred Thousand and 00/100 Dollars ($500,000.00), in the aggregate, except for payments or disbursements made in the ordinary course of business consistent with past practice, the acquisition or disposition of personal or real property in connection with either foreclosures on mortgages or enforcement of security interests, the origination or sale of loans by the Bank in the ordinary course of business and the creation of deposit liabilities and advances from the Federal Home Loan Bank in each case in the ordinary course of business consistent with past practice; (vi) subject any of their properties or assets to a mortgage, lien, claim, charge, option, restriction, security interest or encumbrance, except for such mortgages, liens or other encumbrances incurred in the ordinary course of business consistent with past practice; (vii) promote or increase or decrease the rate of compensation (except for promotions and any increases in the ordinary course of business and in accordance with past practices) or enter into any agreement to promote or increase or decrease the rate of compensation of any director, officer or employee of Level One or the Bank; (viii) except as set forth in the Level One Disclosure Letter, as specifically authorized by this Agreement or as required by applicable law, execute, create, institute, modify or amend any pension, retirement, savings, stock purchase, stock bonus, stock ownership, stock option, stock appreciation or depreciation right or profit sharing plans, any employment, deferred compensation, consultant, bonus or collective bargaining agreement, group insurance contract or other incentive, welfare or employee benefit plan or agreement for current or former directors, officers or employees of Level One or any Subsidiary, change the level of benefits or payments under any of the foregoing or increase or decrease any severance or termination pay benefits or any other fringe or employee benefits or pay any bonuses; (ix) amend their respective Articles of Incorporation or Bylaws from those in effect on the date of this Agreement; (x) except as set forth in the Level One Disclosure Letter or as specifically authorized by this Agreement, modify, amend or institute new employment policies or practices, other than in the ordinary course of business consistent with past practice, or enter into, renew, modify, amend or extend any employment or severance agreements with respect to any present or former directors, officers or employees of Level One or any Subsidiary (other than new agreements, renewals, modifications, amendments or extensions in the ordinary course of business consistent with past practice); (xi) give, dispose, sell, convey, assign, hypothecate, pledge, encumber or otherwise transfer or grant a security interest in any capital stock of any Subsidiary; (xii) fail to make additions to the Bank’s reserve for loan losses, or any other reserve account, in the ordinary course of business and in accordance with sound banking practices; (xiii) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for the obligations of any other individual, corporation or other entity; and (xiv) agree in writing or otherwise to take any of the foregoing actions. The prior consent of First Merchants for the items listed above may be withheld, conditioned or delayed in its sole discretion; provided, however, consent for the items listed in clauses (v)-(xiv) (in the case of clause (xiv) with respect to clauses (v)-(xiii)) may not be unreasonably withheld, conditioned or delayed.

(b)Level One and the Subsidiaries shall maintain, or cause to be maintained, in full force and effect insurance on its properties and operations and fidelity coverage on its directors, officers and employees in such amounts and with regard to such liabilities and hazards as customarily are maintained by other companies operating similar businesses.
(c)Level One shall provide and shall cause the Subsidiaries to provide First Merchants and its representatives full access, during normal business hours and on reasonable advance notice to Level One, to further information (to the extent permissible under applicable law) and the Subsidiaries’ premises for purposes of (i) observing the Subsidiaries’ business activities and operations and to consult with Level One’s officers and employees regarding the same on an ongoing basis to verify compliance by Level One with all terms of this Agreement, and (ii) making all necessary preparations for conversion of the Bank’s information technology systems, including, but not limited to, installation of a hardware or software device(s) within the Bank’s network to perform system penetration testing or assess previous security breaches. First Merchants may hire, at its expense, a mutually-agreeable third party consultant to perform cybersecurity system testing and monitoring (based on a mutually-agreeable project scope) in order to confirm that the Bank’s technology systems are free of security breaches and, if necessary, provide remediation and notices related thereto. Level One and First Merchants shall each receive the results of the testing and reasonably coordinate their efforts on any potential remediation and notices. None of the foregoing actions shall unduly interfere with the business operations of Level One or the Subsidiaries nor shall such actions be permitted if such access relates to, (i) pending or threatened litigation or investigations if, in the opinion of counsel to Level One, such access would or might adversely affect the confidential nature of, or any privilege relating to, the matters being discussed, or (ii) matters involving an Acquisition Proposal. No investigation pursuant to this Section 7.3 shall affect or be deemed to modify any representation or warranty made in this Agreement by Level One. First Merchants will use such information as is provided to it by Level One or the Subsidiaries, or representatives thereof, solely for the purpose of conducting business, legal and financial reviews of Level One and the Subsidiaries and for such other purposes as may be related to this Agreement, and First Merchants will, and will direct all of its agents, employees and advisors to, maintain the confidentiality of all such information in accordance with the terms of Section 8.4 below. Neither Level One nor any of the Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client privilege of the entity in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement, including laws, rules and regulations prohibiting the disclosure of confidential supervisory information. The parties will make appropriate and reasonable substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.
7.4Preservation of Business. On and after the date of this Agreement and until the Effective Time or until this Agreement is terminated as herein provided, Level One and the Subsidiaries shall (a) carry on their business diligently, substantially in the same manner as heretofore conducted, and in the ordinary course of business; (b) use commercially reasonable efforts to preserve their business organizations intact, to keep their present officers and employees and to preserve their present relationship with customers and others having business dealings with them; and (c) not do or fail to do anything which will cause a material breach of, or material default in, any contract, agreement, commitment, obligation, understanding, arrangement, lease or license to which they are a party or by which they are or may be subject or bound.
7.5Other Negotiations.
(a)Level One shall not, and shall cause the Bank to not, during the term of this Agreement, directly or indirectly, solicit, knowingly encourage or facilitate inquiries or proposals or enter into any agreement with respect to, or initiate or participate in any negotiations or discussions with any person or entity concerning, any proposed transaction or series of transactions involving or affecting Level One or the Subsidiaries (or the securities or assets of the foregoing) that, if effected, would constitute an acquisition of control of either Level One, or the Bank within the meaning of 12 U.S.C. §1817(j) (disregarding the exceptions set forth in 12 U.S.C. §1817(j)(17)) and the regulations of the Federal Reserve Board thereunder (each, an “Acquisition Proposal”), or furnish any information to any person or entity proposing or seeking an Acquisition Proposal, it being understood that, for the avoidance of doubt, any acquisition or deemed acquisition of control by any person(s) or group of persons listed on Schedule 5.3(f) of the Level One Disclosure Letter or any of their affiliates who are subject to a Voting Agreement with First Merchants in connection with this Agreement through open market purchases of Level One Common Stock shall not be deemed a violation of this Section 7.5(a).
(b)Notwithstanding the foregoing, in the event that Level One’s Board of Directors determines in good faith and after consultation with outside counsel, that in light of an Acquisition Proposal, it is necessary to provide such information or engage in such negotiations or discussions in order to act in a manner consistent with such Board’s fiduciary duties, Level One’s Board of Directors may, in response to an Acquisition Proposal which did not result from a breach of Section 7.5(a), subject to its compliance with Section 7.5(c), (i) furnish information with respect to Level One or the Bank to such person or entity making such Acquisition Proposal pursuant to a customary confidentiality agreement that is no less restrictive than the Confidentiality Agreement between Level One and First Merchants and (ii) participate in discussions or negotiations regarding such Acquisition Proposal. In the event that Level One’s Board of Directors determines in good faith and after consultation with outside counsel, that the Acquisition Proposal is a Superior Acquisition Proposal (as defined below) and that it is necessary to pursue such Superior Acquisition Proposal in order to act in a manner consistent with such Board’s fiduciary duties, Level One may (A) withdraw, modify or otherwise change in a manner adverse to First Merchants, the recommendation of Level One’s Board of Directors to its shareholders with respect to this Agreement and the Merger, and/or (B) terminate this Agreement in order to concurrently enter into an agreement with respect to such Superior Acquisition Proposal; provided, however, that Level One’s Board of Directors may not terminate this Agreement pursuant to this Section 7.5(b) unless and until (x) five (5) business days have elapsed following the delivery to First Merchants of a written notice of such determination by Level One’s Board of Directors and during such five (5) business-day period, Level One and the Bank otherwise cooperate with First Merchants with the intent of enabling the parties to engage in good faith negotiations so that the Merger and other transactions contemplated hereby may be effected and (y) at the end of such five (5) business-day period Level One’s Board of Directors continues reasonably to believe the Acquisition Proposal at issue constitutes a Superior Acquisition Proposal. A “Superior Acquisition Proposal” shall mean any Acquisition Proposal containing terms which Level One’s Board of Directors determines in its good faith judgment (based on the advice of Piper Sandler & Co. or another independent financial advisor) to be more favorable to Level One’s shareholders than the Merger and for which financing, to the extent required, is then committed or which, in the good faith judgment of Level One’s Board of Directors, is reasonably capable of being obtained by such third party, but shall exclude any Acquisition Proposal the terms of which were made known to Level One’s Board of Directors prior to the date of this Agreement.
(c)In addition to the obligations of Level One set forth in Section 7.5(a) and (b), Level One shall advise First Merchants orally and in writing as soon as reasonably practicable of any request (whether oral or in writing) for information or of any inquiries, proposals, discussions or indications of interest (whether oral or in writing) with respect to any Acquisition Proposal, the material terms and conditions of such request or Acquisition Proposal and the identity of the person or entity making such request or Acquisition Proposal. Level One shall keep First Merchants reasonably informed of the status and details (including amendments or proposed amendments) of any such request or Acquisition Proposal, including the status of any discussions or negotiations with respect to any Superior Acquisition Proposal.
7.6Announcement; Press Releases. In connection with the execution of this Agreement, Level One and First Merchants intend to jointly issue a press release mutually acceptable to the parties. Except as otherwise required by law, neither Level One nor the Bank shall issue any additional press releases or make any other public announcements or disclosures relating to the Merger and the other transactions contemplated hereby without the prior approval of First Merchants provided, however, that nothing in this Section 7.6 shall be deemed to prohibit any party from making any disclosure that its counsel deems necessary in order to satisfy such party’s disclosure obligation imposed by law or the rules of any securities exchange.
7.7Level One Disclosure Letter. Level One shall advise First Merchants of any fact, change, event or circumstance known to it (i) that has had or is reasonably likely to have a Material Adverse Effect on it or (ii) which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein or that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Section 9.
7.8Confidentiality. Level One and the Subsidiaries shall use commercially reasonable efforts to cause their respective officers, employees, and authorized representatives to hold in strict confidence all confidential data and information obtained by them from First Merchants, unless such information (a) was already known to Level One and the Subsidiaries,

(b) becomes available to Level One and the Subsidiaries from other sources, (c) is independently developed by Level One and the Subsidiaries, (d) is disclosed by Level One or the Subsidiaries with and in accordance with the terms of prior written approval of First Merchants, or (e) is or becomes readily ascertainable from public or published information or trade sources or public disclosure of such information is required by law or requested by a court or other governmental agency, commission, or regulatory body. Level One and the Subsidiaries further agree that, in the event this Agreement is terminated, they will return to First Merchants, or destroy, all information obtained by Level One and the Subsidiaries from First Merchants or a First Merchants Subsidiary, including all copies made of such information by Level One and the Subsidiaries. This provision shall survive the Effective Time or the earlier termination of this Agreement.
7.9Cooperation. Level One and the Bank shall generally cooperate with First Merchants and its officers, employees, attorneys, accountants and other agents, and, generally, do such other acts and things in good faith as may be reasonable, necessary or appropriate to timely effectuate the intents and purposes of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, (a) Level One shall cooperate and assist First Merchants in the preparation of and/or filing of all regulatory applications, the Registration Statement, and all other documentation required to be prepared for consummation of the Merger and the Bank Merger and obtaining all necessary approvals, and (b) Level One shall furnish First Merchants with all information concerning itself and the Subsidiaries that First Merchants may request in connection with the preparation of the documentation referenced above.
7.10Level One Fairness Opinion. On or prior to the date hereof and in connection with its approval of this Agreement, the Board of Directors of Level One received the oral opinion from Piper Sandler & Co. to the effect that, as of November 1, 2021, the Merger Consideration is fair to the holders of Level One Common Stock from a financial point of view (the “Level One Fairness Opinion”). A written copy of the Level One Fairness Opinion, which Level One shall use its reasonable best efforts to procure within thirty (30) days of the date hereof, shall be included in the Proxy Statement (as defined below).
7.11Financial Statements and Other Reports. Promptly upon its becoming available, Level One shall furnish to First Merchants one (1) copy of each financial statement, report, notice, or proxy statement sent by Level One to its shareholders generally or filed with any Level One Regulatory Authorities (except for any information that constitutes confidential supervisory information subject to Section 13.14) that is not otherwise available on the SEC’s EDGAR internet database.
7.12Adverse Actions. Neither Level One nor any Subsidiary shall (a) take any action while knowing that such action would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code; or (b) knowingly take any action that is intended or is reasonably likely to result in (i) any of the conditions to the Merger set forth in Section 9 not being satisfied, or (ii) a material delay in the consummation of the Merger except, in each case, as may be required by applicable law or regulation or with the written consent of First Merchants.

7.13Bank Merger Agreement. Level One shall cause the appropriate officers of the Bank to execute and deliver the Bank Merger Agreement contemporaneously herewith.
7.14Stock Options. Prior to the Effective Time, the Level One Board of Directors or its Compensation Committee will adopt such amendments to the applicable plans to effect the provisions of Section 3.5(b) with respect to the conversion and expiration of outstanding stock options.
7.15Employment Agreements. Prior to the Effective Time, Level One shall amend the Level One employment agreements as more fully described in the Level One Disclosure Letter (the “Employment Agreements”) to eliminate the need for affected employees to resign in order to be entitled to severance benefits thereunder in exchange for the restrictive covenants provided thereunder being expressly enforceable by First Merchants or FMB according to their terms following the Effective Time.
7.16Option Plans. Prior to the Effective Time, Level One shall use its reasonable best efforts where deemed necessary pursuant to the Level One Option Plans to obtain necessary consents from grantees of stock options, stock appreciation rights and restricted stock awards to permit the vesting of such awards and exchange for the merger consideration as provided in Section 3.1 and Section 3.2, respectively, less any applicable exercise price or tax withholdings. Level One shall take any required action prior to the Effective Time to cause the termination of the Level One Bancorp, Inc. 2007 Stock Option Plan, Level One Bancorp, Inc. 2014 Equity Incentive Plan and Level One Bancorp, Inc. 2018 Equity Incentive Plan as of the Effective Time, other than the Level One Option Plans under which options are outstanding and unexercised as of the Effective Time.
7.17Annual Incentive Pay Plan. Except as disclosed in the Level One Disclosure Letter, if requested by First Merchants, Level One shall cause the Annual Incentive Pay Plans and pending awards to be terminated prior to the Effective Time; provided, however, that partial or full, as the case may be depending on when during the calendar year the Effective Time occurs, incentive awards shall be paid pursuant to the terms of the Annual Incentive Pay Plans prior to any such termination.
7.18Section 16 Matters. Prior to the Effective Time, Level One shall take such steps as may be necessary or appropriate to cause any disposition of Level One Common Stock or Level One Preferred Stock or conversion of any derivative securities in respect of shares of Level One Common Stock, as applicable, in connection with the consummation of the Merger to be exempt under Rule 16b-3 promulgated under the 1934 Act.
SECTION 8

COVENANTS OF FIRST MERCHANTS
First Merchants covenants and agrees with Level One as follows:
8.1Approvals.

(a)Regulatory Approvals. As soon as reasonably practicable, but in any event within thirty (30) days following execution and delivery of this Agreement, First Merchants will file an application with each of the Indiana Department of Financial Institutions (the “Indiana DFI”) and the FDIC for approval of the Bank Merger and an application/notification/waiver of application with the Federal Reserve Board for approval of the Merger, and take all other appropriate actions necessary to obtain the regulatory approvals referred to herein, and Level One will use all reasonable and diligent efforts to assist in obtaining all such approvals. In advance of filing any applications for such regulatory approvals, First Merchants shall provide Level One and its counsel with a copy of such applications (but excluding any information contained therein regarding First Merchants and its business or operations for which confidential treatment has been requested) and provide an opportunity to comment thereon, and thereafter shall promptly advise Level One and its counsel of any material communication received by First Merchants or its counsel from any regulatory authorities with respect to such applications.
(b)Registration Statement. In addition, First Merchants agrees to prepare, in cooperation with and subject to the review and comment of Level One and its counsel, a registration statement on Form S-4, including a prospectus of First Merchants (the “Registration Statement”), to be filed no later than forty-five (45) days after the date hereof by First Merchants with the SEC in connection with the issuance of First Merchants Common Stock and First Merchants Preferred Stock (or depositary shares in respect thereof) in the Merger (including the proxy statements and prospectus and other proxy solicitation materials of, and to be filed by, Level One and First Merchants constituting a part thereof (the “Proxy Statement”) and all related documents). In connection with the Proxy Statement, First Merchants will obtain the opinion of Dentons Bingham Greenebaum LLP, tax counsel to First Merchants, that (i) the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code; each of Level One and First Merchants will be a party to such reorganization within the meaning of Section 368(b) of the Code; and no gain or loss will be recognized by holders of Level One Common Stock upon the receipt of shares of First Merchants Common Stock in exchange for their shares of Level One Common Stock, except to the extent of any cash consideration received in the Merger and any cash received in lieu of fractional shares of First Merchants Common Stock; and (ii) Dentons Bingham Greenebaum LLP confirms that the discussion contained in the Registration Statement under the caption “Material Federal Income Tax Consequences of the Merger” subject to the limitations, qualifications and assumptions described therein, constitutes its opinion of the material federal income tax consequences of the Merger to a stockholder who holds shares of Level One Common Stock as a capital asset. First Merchants agrees to use its reasonable best efforts to have the Registration Statement declared effective by the SEC as promptly as practicable after the filing of the Registration Statement and to keep the Registration Statement effective so long as is necessary to consummate the Merger and the transactions contemplated hereby. First Merchants agrees to advise Level One, promptly after First Merchants receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of First Merchants Common Stock or First Merchants Preferred Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of the receipt of any comment letters from the SEC regarding, or of any request by the SEC for the amendment or supplement of, the Registration Statement, or for additional information.
(c)Articles of Designation. On or before the Effective Time, First Merchants agrees to file the Articles of Designation with the Indiana Secretary of State creating the First Merchants Preferred Stock in accordance with Section 3.1(b);
(d)Nasdaq. First Merchants shall, prior to the Effective Time, cause the shares of First Merchants Common Stock and the First Merchants Depositary Shares to be issued to the holders of shares of Level One Common Stock and Level One Depositary Shares, respectively, in connection with the Merger to be approved for listing on the Nasdaq Global Select Market, subject to official notice of issuance.
(e)Reservation of Shares. First Merchants shall take such corporate action as is necessary to reserve for issuance a sufficient number of shares of First Merchants Common Stock for delivery upon exercise of First Merchants Options issued hereunder. Promptly following the Effective Time, First Merchants shall file a post-effective amendment to the S-4 or an effective registration statement on Form S-8 with respect to the First Merchants Common Stock subject to the First Merchants Options, as is required to register such First Merchants Common Stock.
8.2Employee Benefit Plans.
(a)First Merchants shall take such action as may be necessary so that, as soon as reasonably practicable following the Effective Time, employees of Level One and the Subsidiaries shall be entitled to participate in the employee benefit plans of First Merchants. With respect to each employee benefit plan or benefit arrangement maintained by First Merchants in which employees of Level One or the Subsidiaries subsequently participate, for purposes of determining eligibility, vesting, vacation and severance entitlement, First Merchants will ensure that service with Level One or the Subsidiaries (or any other entity service with which has previously been credited by Level One or any Subsidiary for purposes of an employee benefit plan or arrangement) will be treated as service with First Merchants; provided, however, that service with Level One or the Subsidiaries shall not be treated as service with First Merchants for purposes of benefit accrual, except with respect to severance benefits.  At its discretion, First Merchants shall either (a) cause the Level One Retirement Plan (the “401(k) Plan”) to be merged with and into the First Merchants’ Retirement Income and Savings Plan, with employees of Level One and the Subsidiaries eligible to participate in such First Merchants plan subject to and pursuant to the terms thereof; (b) assume sponsorship of the 401(k) Plan effective as of the Effective Time; or (c) direct Level One to take such reasonable steps to terminate the 401(k) Plan prior to the Effective Time (which Level One hereby agrees to take), in which case, First Merchants agrees that any outstanding participant loans under the 401(k) Plan may be rolled over to the First Merchants’ Retirement Income and Savings Plan so that participants can continue to repay outstanding loans via payroll deduction, if permitted under the terms of the respective plans.

(b)Coverage Under First Merchants’ Health and Welfare Plan. With respect to First Merchants’ health and welfare plans under which employees of Level One or the Subsidiaries and their eligible dependents become participants, First Merchants agrees to (i) waive all restrictions and limitations for pre-existing conditions, (ii) honor any deductible, co-payments and out-of-pocket maximums incurred by Level One’s or the Subsidiaries’ employees and their eligible dependents under the health plans in which they participated immediately prior to the Effective Time during the portion of the calendar year prior to the Effective Time in satisfying any deductibles, co-payments or out-of-pocket maximums under health plans of First Merchants in which they are eligible to participate after the Effective Time in the same plan year in which such deductibles, co-payments or out-of-pocket maximums were incurred, and (iii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to an employee of Level One or the Subsidiaries and his or her eligible dependents on or after the Effective Time, in each case to the extent such employee or eligible dependent had satisfied any similar limitation or requirement under an analogous plan prior to the Effective Time.
(c)Severance. For any employee of Level One who did not have an employment agreement, change in control agreement or severance agreement, who is not offered employment with First Merchants or FMB with salary and bonus opportunities substantially the same as the salary and bonus opportunities of their current employment with Level One or whose employment is terminated by First Merchants or FMB (other than for cause) on or within twelve (12) months of the Effective Time, First Merchants agrees that it shall provide such employees with severance and outplacement benefits identical to those offered to First Merchants employees as listed on the First Merchants Disclosure Letter; provided, however, the minimum severance benefit will be four (4) weeks.
(d)COBRA. First Merchants shall be responsible for providing COBRA continuation coverage to any qualified employee or former employee of Level One or the Subsidiaries and to their respective qualified beneficiaries, on and after the Effective Time, regardless of when the qualifying event occurred.
(e)Deferred Compensation Plans. Effective immediately prior to the Closing, Level One shall take any and all action necessary to terminate and liquidate the Level One supplemental executive retirement agreement (SERP) and director deferred compensation plans.
8.3Announcement; Press Releases. In connection with the execution of this Agreement, Level One and First Merchants intend to jointly issue a press release mutually acceptable to the parties. Except as otherwise required by law, neither First Merchants nor a First Merchants Subsidiary shall issue any additional press releases or make any other public announcements or disclosures relating to the Merger or the Bank Merger without the prior approval of Level One provided, however, that nothing in this Section 8.3 shall be deemed to prohibit any party from making any disclosure that its counsel deems necessary in order to satisfy such party’s disclosure obligation imposed by law or the rules of any securities exchange.

8.4Confidentiality. First Merchants shall, and shall use its best efforts to cause the First Merchants Subsidiaries and its officers, employees, and authorized representatives to, hold in strict confidence all confidential data and information obtained by them from Level One, unless such information (i) was already known to First Merchants prior to entering into merger discussions with Level One, (ii) becomes available to First Merchants from other sources, (iii) is independently developed by First Merchants, (iv) is disclosed by First Merchants with and in accordance with the terms of prior written approval of Level One, or (v) is or becomes readily ascertainable from public or published information or trade sources or public disclosure of such information is required by law or requested by a court or other governmental agency, commission, or regulatory body. First Merchants further agrees that in the event this Agreement is terminated, it will return to Level One, or will destroy, all information obtained by it regarding Level One or the Bank, including all copies made of such information by First Merchants. This provision shall survive the Effective Time or the earlier termination of this Agreement.
8.5Directors and Officers Insurance.
(a)For a period of at least six (6) years from the Effective Time (the “Tail Coverage Period”) First Merchants shall maintain in effect each of Level One’s and the Bank’s directors’ and officers’ liability insurance policies (including fiduciary, errors and omissions, and cyber coverage) (or a comparable or better policy) to cover the present and former officers and directors of Level One and the Bank (determined as of the Effective Time) with respect to claims against such directors and officers arising from facts or events which occurred before the Effective Time, which insurance shall contain at least the same coverage and amounts, and contain terms and conditions no less advantageous, as that coverage currently provided by Level One; provided however, that if First Merchants is unable to maintain such policies, or if requested by Level One, then First Merchants shall purchase tail coverage for the Tail Coverage Period under Level One’s existing director and officer liability insurance policy for such claims; provided further that in no event shall First Merchants be required to expend more than 2.0 times the annual premiums paid by Level One for such policies prior to the Effective Time for each year of the Tail Coverage Period purchased (the “Insurance Amount”); provided further, that if the cost for First Merchants to maintain or obtain the insurance called for by this Section 8.5 for any relevant period exceeds the applicable Insurance Amount, First Merchants shall obtain as much comparable insurance as is available for the Insurance Amount; provided, further, that Level One agrees to maintain its current policies in force through the Effective Time to prevent any lapse in coverage and the officers and directors of Level One or the Bank may be required to make application and provide customary representations and warranties to a carrier for the purpose of obtaining such insurance.
(b)Following the Effective Time, First Merchants will provide any Level One or subsidiary officers, directors and employees who become officers, directors and employees of the Continuing Company or its subsidiaries with the same directors and officers liability insurance coverage and indemnification protections that First Merchants provides to other officers, directors and employees of First Merchants or its subsidiaries. In addition, First Merchants further agrees to indemnify and advance expenses to the current and former directors and officers of Level One and the subsidiaries after the

Effective Time, for all matters, and actions and omissions taken by them, prior to the Effective Time in their respective capacities as directors and officers of Level One or the subsidiaries to the same extent (and subject to the same limitations) as the indemnification provided by Level One and the subsidiaries under their respective Articles of Incorporation and Bylaws (as applicable) to such directors and officers immediately prior to the Effective Time and to the fullest extent as permitted under applicable law. Notwithstanding the foregoing, the indemnity obligations contained herein shall be limited as may be required by applicable federal banking laws and regulations.
(c)All rights to indemnification and exculpation from liabilities for matters, acts or omissions occurring on or prior to the Effective Time now existing in favor of the current or former directors or officers of Level One and the subsidiaries as provided in their respective Articles of Incorporation and Bylaws and any existing indemnification agreements or arrangements of Level One or the subsidiaries described in the Level One Disclosure Letter, shall survive the Merger and shall continue in full force and effect in accordance with their terms to the extent permitted by law, and shall be honored by First Merchants following the Effective Time with respect to matters, or acts or omissions of such individuals, occurring or alleged to occur on or prior to the Effective Time.
(d)In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action suit, proceeding or investigation in which any individual who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of Level One or any subsidiary (the “Indemnified Parties”), is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of Level One or a Subsidiary or any of their predecessors or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or on or after the Effective Time, the parties hereto agree to cooperate and use their best reasonable efforts to defend against and respond thereto.
(e)If First Merchants shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any entity, then and in each case, proper provision shall be made so that the successors and assigns of First Merchants shall assume the obligations set forth in this Section 8.5.
8.6SEC and Other Reports. Promptly upon its becoming available, First Merchants shall furnish to Level One one (1) copy of each financial statement, report, notice, or proxy statement sent by First Merchants to its shareholders generally and of each regular or periodic report, registration statement or prospectus filed by First Merchants with the SEC or any successor agency, and of any notice or communication received by First Merchants from the SEC, which is not available on the SEC’s EDGAR internet database.
8.7First Merchants Disclosure Letter. First Merchants shall advise Level One of any fact, change, event or circumstance known to it (i) that has had or is reasonably likely to have a Material Adverse Effect on it or (ii) which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein or that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Section 9.
8.8Adverse Actions. Neither First Merchants nor any First Merchants Subsidiary shall (a) take any action while knowing that such action would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code; or (b) knowingly take any action that is intended or is reasonably likely to result in (i)  any of the conditions to the Merger set forth in Section 9 not being satisfied, or (ii) a material delay in the consummation of the Merger except, in each case, as may be required by applicable law or regulation or with the written consent of Level One.
8.9Cooperation. First Merchants shall generally cooperate with Level One and its officers, employees, attorneys, accountants and other agents, and, generally, do such other acts and things in good faith as may be reasonable, necessary or appropriate to timely effectuate the intents and purposes of this Agreement and the consummation of the transactions contemplated hereby.
8.10Bank Merger Agreement. First Merchants shall cause the appropriate officers of FMB to execute and deliver the Bank Merger Agreement contemporaneously herewith.
8.11Preservation of Business. On and after the date of this Agreement and until the Effective Time or until this Agreement is terminated as herein provided, First Merchants and the First Merchants Subsidiaries shall (a) except as set forth in the First Merchants Disclosure Letter, carry on their business diligently, substantially in the same manner as heretofore conducted, and in the ordinary course of business; (b) use commercially reasonable efforts to preserve their business organizations intact, to keep their present officers and employees and to preserve their present relationship with customers and others having business dealings with them; (c) not do or fail to do anything which will cause a material breach of, or material default in, any contract, agreement, commitment, obligation, understanding, arrangement, lease or license to which they are a party or by which they are or may be subject or bound; and (d) not accelerate the record date of First Merchants’ standard quarterly dividend in a manner designed to cause holders of Level One Common Stock to fail to receive dividends on either Level One Common Stock or First Merchants Common Stock with respect to a calendar quarter.
8.12Representation on First Merchants Board. Prior to the Effective Time to be effective at the Effective Time, First Merchants shall cause one (1) Person who is currently a member of the Level One Board of Directors (who shall be chosen by First Merchants after consultation regarding its choice having been afforded to Level One) to be appointed for a term of at least two (2) years to the First Merchants Board of Directors; provided, however, if the Effective Time is between the mailing of First Merchants’ proxy for its annual shareholder meeting and the annual shareholder meeting, the appointment shall be effective promptly following the annual shareholder meeting. If, prior to the second anniversary of the effective date of such Person’s appointment to the First Merchant’s Board of Directors, he or she (or any successor director who is appointed pursuant to this sentence) shall for any reason cease to serve as a director or shall not stand for reelection as a director, the First Merchants Board of Directors shall promptly appoint a Person, chosen by the First Merchants Board of Directors, who was a member of the Level One Board of Directors immediately prior to the Effective Time to fill the resulting vacancy.
8.13Subordinated Notes Assumption. As of the Effective Time and upon the terms and conditions set forth herein: (a) First Merchants will assume and discharge all of Level One’s covenants, agreements and obligations, including the due and punctual payment of interest, under and relating to the indenture (the “Subordinated Note Indenture”) pursuant to which Level One issued 4.75% Fixed-to-Floating Rate Subordinated Notes due 2029 (such transfer and assumption, the “Subordinated Notes Assumption”); and (b) First Merchants and Level One shall execute and deliver, or cause to be delivered, one or more supplemental indentures, in a form satisfactory to the trustee thereof, to effectuate the Subordinated Notes Assumption, whereby Level One shall assign, and First Merchants shall assume, all of Level One’s covenants, agreements and obligations under the Subordinated Note Indenture (the “Supplemental Indenture”), signed by a duly authorized officer of each of Level One and First Merchants, and any and all other documentation and consents, including opinions of counsel, required by the trustee to make such assumptions effective.
8.14Section 16 Matters. Prior to the Effective Time, First Merchants shall take such steps as may be necessary or appropriate to cause any acquisition of securities of First Merchants by the person who will join the First Merchants Board of Directors, and any other director, officer or employee of Level One who will, following the Effective Time, be subject to Section 16 under the Exchange Act with respect to First Merchants, in connection with the consummation of the Merger to be exempt under Rule 16b-3 promulgated under the 1934 Act.
SECTION 9

CONDITIONS PRECEDENT TO THE MERGER AND THE BANK MERGER
9.1Each Party’s Condition Precedent. The obligation of each of the parties to effect the Merger is subject to the satisfaction or waiver of each of the following conditions at or prior to the Effective Time:
(a)Shareholder Approval. The holders of Level One Common Stock shall have approved this Agreement and Plan of Merger as required by applicable law.
(b)Registration Statement Effective. First Merchants shall have registered its shares of First Merchants Common Stock, First Merchants Preferred Stock and First Merchants Depositary Shares to be issued to shareholders of Level One in accordance with this Agreement with the SEC pursuant to the 1933 Act, and all state securities and “blue sky” approvals and authorizations required to offer and sell such shares, if any, shall have been received by First Merchants. The Registration Statement shall have been declared effective by the SEC and no stop order shall have been issued or threatened. The shares of First Merchants Common Stock and First Merchants Depositary Shares shall have been listed for trading on the Nasdaq Global Select Market (subject to official notice of issuance).
(c)Regulatory Approvals. The Federal Reserve Board shall have authorized and approved the Merger and the transactions related thereto. The Indiana DFI and the

FDIC shall have approved the Bank Merger and the transactions related thereto. In addition, all appropriate orders, consents, approvals and clearances from all other regulatory agencies and governmental authorities whose orders, consents, approvals or clearances are required by law for consummation of the transactions contemplated by this Agreement shall have been obtained. All regulatory approvals remain in full force and effect and all statutory waiting periods shall have expired or been terminated.
(d)No Judicial Prohibition. Neither Level One, the Bank nor First Merchants shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger or the Bank Merger.
(e)Level One Fairness Opinion. Level One shall have obtained the Level One Fairness Opinion. Such opinion shall be provided orally to Level One Board of Directors on or prior to the date hereof and a written copy of the Level One Fairness Opinion shall be delivered to Level One within thirty (30) days of the date hereof.
9.2Level One Conditions Precedent. The obligation of Level One to effect the Merger is subject to the satisfaction or waiver by Level One at or prior to the Effective Time of the following conditions:
(a)Tax Opinion. Level One shall have obtained an opinion of Barack Ferrazzano Kirschbaum and Nagelberg LLP, tax counsel to Level One, in form and substance reasonably acceptable to Level One, dated as of the Closing Date, to the effect that: (a) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code; (b) each of Level One and First Merchants will be a party to such reorganization within the meaning of Section 368(b) of the Code; and (c) no gain or loss will be recognized by holders of Level One Common Stock upon the receipt of shares of First Merchants Common Stock in exchange for their shares of Level One Common Stock, except to the extent of any cash consideration received in the Merger and any cash received in lieu of fractional shares of First Merchants Common Stock. Such opinion shall be based on factual representations received by counsel from Level One and First Merchants in the form of certificates described in Sections 13.10(b) and 13.10(c).
(b)First Merchants Officers Certificate. Level One shall have received a certificate signed by the Chief Executive Officer and Secretary of First Merchants, dated the Effective Time, certifying that (a) all of the representations and warranties of First Merchants (disregarding all materiality and Material Adverse Effect Qualifiers set forth therein) are true, accurate and correct on and as of the Effective Time (except for those representations and warranties which address matters only as of an earlier date, which shall be true, accurate and correct as of such earlier date), except for any failures to be so true, accurate and correct that do not, in the aggregate, constitute a Material Adverse Effect with respect to First Merchants; (b) all the covenants of First Merchants have been complied with in all material respects from the date of this Agreement through and as of the Effective Time; (c) the conditions described in Section 9.1(b), 9.1(c) and 9.1(d) (with respect to First Merchants) above are satisfied.

9.3First Merchants Conditions Precedent. The obligation of First Merchants to effect the Merger is subject to the satisfaction or waiver by First Merchants at or prior to the Effective Time of the following conditions:
(a)Tax Opinion. First Merchants shall have obtained an opinion of Dentons Bingham Greenebaum LLP, tax counsel to First Merchants, in form and substance reasonably acceptable to First Merchants, dated as of the Closing Date, to the effect that: (a) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code; (b) each of Level One and First Merchants will be a party to such reorganization within the meaning of Section 368(b) of the Code; and (c) no gain or loss will be recognized by holders of Level One Common Stock upon the receipt of shares of First Merchants Common Stock in exchange for their shares of Level One Common Stock, except to the extent of any cash consideration received in the Merger and any cash received in lieu of fractional shares of First Merchants Common Stock. Such opinion shall be based on factual representations received by counsel from Level One and First Merchants in the form of certificates described in Sections 13.10(b) and 13.10(c).
(b)Level One Officers Certificate. First Merchants shall have received a certificate signed by the Chief Executive Officer and Secretary of Level One, dated the Effective Time, certifying (a)that all of the representations and warranties of Level One (disregarding all materiality and Material Adverse Effect Qualifiers set forth therein) are true, accurate and correct on and as of the Effective Time (except for those representations and warranties which address matters only as of an earlier date, which shall be true, accurate and correct as of such earlier date), except for any failures to be so true, accurate and correct that do not, in the aggregate, constitute a Material Adverse Effect with respect to First Merchants; (b) that all the covenants of Level One have been complied with in all material respects from the date of this Agreement through and as of the Effective Time; (c) the conditions described in Section 9.1(a), 9.1(d) (with respect to Level One) and 9.1(e) above are satisfied; and (d) the number of shares of its Level One Common Stock, Level One Preferred Stock and Level One Depositary Shares that are issued and outstanding as of the Effective Time.
SECTION 10

TERMINATION OF MERGER
10.1Manner of Termination. This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Effective Time by written notice delivered by First Merchants to Level One or by Level One to First Merchants only for the following reasons:
(a)By the mutual consent of First Merchants and Level One;
(b)By First Merchants or Level One in the event of either: (i) a breach by the other party of any representation or warranty contained herein which breach, if uncured, would result in the failure of any condition set forth in Section 9.2 (if termination is by Level One) or Section 9.3 (if termination is by First Merchants) to be satisfied, and which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach or, if earlier, five (5) business days prior to the

Termination Date; (ii) a breach by the other party of any of the covenants or agreements contained herein, which breach, if uncured, would result in the failure of any condition set forth in Section 9.2 (if termination is by Level One) or Section 9.3 (if termination is by First Merchants) to be satisfied, and which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach or, if earlier, five (5) business days prior to the Termination Date; or (iii) any event, fact or circumstance shall have occurred with respect to the other party that has had or could be reasonably expected to have a Material Adverse Effect on such party;
(c)by either First Merchants or Level One, in the event of the failure of Level One’s shareholders to approve the Agreement at the Shareholder Meeting; provided, however, that Level One shall only be entitled to terminate the Agreement pursuant to this clause if it has complied in all material respects with its obligations under Section 7.1;
(d)by either First Merchants or Level One, if either (i) any approval, consent or waiver of any governmental or regulatory authority, agency, court, commission, or other administrative entity (“Governmental Entity”) required to permit consummation of the transactions contemplated by this Agreement shall have been denied and such denial has become final and non-appealable, (ii) any application, filing or notice for a approval, consent or waiver of a Governmental Entity of has been permanently withdrawn at the request or recommendation of the applicable Governmental Entity, or (iii) any court or other Governmental Entity of competent jurisdiction shall have issued a final, unappealable order enjoining or otherwise prohibiting consummation of the transactions contemplated by this Agreement;
(e)By Level One or First Merchants, if the transaction contemplated herein has not been consummated by July 31, 2022 (the “Termination Date”); provided that the terminating party is not then in any breach of any representation, warranty, covenant or other agreement contained herein that, if uncured, would result in the failure of any condition set forth in Section 9 to be satisfied; and provided further, that if the sole impediment to closing is the lack of receipt of any necessary regulatory approvals described in Section 9.1(c), then such Termination Date shall be extended to September 30, 2022;
(f)By Level One, in accordance with the terms of Section 7.5(b) of this Agreement;
(g)By First Merchants, if Level One’s Board of Directors fails to make, withdraws or modifies its recommendation for Level One’s shareholders to vote in favor of the Merger following receipt of a written proposal for an Acquisition Proposal; or
(h)By First Merchants, (i) if Level One breaches in any material respect its notice obligations under Section 7.5(c) or (ii) if, within sixty (60) days after giving First Merchants written notice pursuant to Section 7.5(c) of an Acquisition Proposal, Level One does not terminate all discussions, negotiations and information exchanges related to such Acquisition Proposal and provide First Merchants with written notice of such termination.

10.2Effect of Termination. Except as provided below, in the event that this Agreement is terminated pursuant to the provisions of Section 10.1 hereof, this Agreement shall forthwith become void and, no party shall have any liability to any other party for costs, expenses, damages or otherwise, except that Sections 7.8, 8.4, 10.2, 13.9, and 13.12 shall survive any termination of this Agreement; provided, however, that notwithstanding the foregoing, in the event that this Agreement is terminated pursuant to Section 10.1(b)(i) and (ii) hereof on account of a willful breach of any of the representations and warranties set forth herein or any willful breach of any of the agreements set forth herein, then the non-breaching party shall be entitled to recover any and all damages from the breaching party, including, without limitation, reimbursement to the non-breaching party of its costs, fees and expenses (including attorneys’, accountants’ and advisors’ fees and expenses) and/or pursuit of the remedies outlined in Section 13.15; provided further, however, that nothing in the foregoing proviso shall be deemed to constitute liquidated damages for the willful breach by a party of the terms of this Agreement or otherwise limit the rights of the non-breaching party. Notwithstanding the foregoing, the following termination fees shall be payable as provided below.
(a)In the event of termination by Level One in accordance with Section 10.1(f) or by First Merchants in accordance with Section 10.1(g) or Section 10.1(h), then Level One shall pay First Merchants the sum of Eleven Million One Hundred Thirty Thousand and 00/100 Dollars ($11,130,000.00) as a termination fee. Such payment shall be made within ten (10) days of the date of notice of termination. First Merchants shall also be entitled to recover from Level One its reasonable attorneys’ fees incurred in the enforcement of this provision. Notwithstanding anything in this Section 10.2 to the contrary, the termination fee payable by Level One constitutes liquidated damages and not a penalty and shall be the sole remedy of First Merchants in the event of termination of this Agreement based on Sections 10.1(f), 10.1(g) or 10.1(h).
(b)If this Agreement is terminated by either party pursuant to Section 10.1(d) or Section 10.1(e) as a result of the failure to obtain any of the required regulatory approvals and such failure is a result of a regulatory issue directly and solely related to First Merchants, First Merchants shall pay to Level One an amount in cash equal to Ten Million and 00/100 Dollars ($10,000,000.00). Such payment shall be made within ten (10) days of the date of notice of termination. Level One shall also be entitled to recover from First Merchants its reasonable attorneys’ fees incurred in the enforcement of this provision.
SECTION 11

EFFECTIVE TIME OF MERGER
Subject to the terms and upon satisfaction of all requirements of law and the conditions specified in this Agreement, the Merger shall become effective at the date and time specified in the Articles of Merger of Level One with and into First Merchants as filed with the Secretary of State of the State of Indiana and the Certificate of Merger of Level One with and into First Merchants as filed with the Michigan Corporations Division (the “Effective Time”). Unless otherwise agreed to by the parties, the Effective Time shall be no later than five (5) business days after the date on which both (a) any waiting period following the last approval of the Merger and

Bank Merger by a state or federal regulatory agency or governmental authority expires and (b) the conditions precedent to the Merger and the Bank Merger outlined in Section 9 have been satisfied or waived (other than conditions that are, by their terms, to be satisfied on the date of Closing).
SECTION 11

CLOSING
12.1Closing Date and Place. The closing of the Merger (the “Closing”) and the Bank Merger shall take place at the main office of First Merchants at the Effective Time or at such other time and place as mutually agreed to by First Merchants and Level One.
12.2Merger-Articles of Merger. Subject to the provisions of this Agreement, to be effective at the Effective Time, the Articles of Merger shall be duly filed with the Secretary of State of the State of Indiana, and the Certificate of Merger shall be duly filed with the Michigan Corporations Division.
12.3Bank Merger-Articles of Merger. Subject to the provisions of this Agreement, at the Effective Time, articles of merger, certificates of merger or other filings necessary to consummate the Bank Merger shall be duly filed.
SECTION 13

MISCELLANEOUS
13.1Effective Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but none of the provisions hereof shall inure to the benefit of any other person, firm, or corporation whomsoever; except that (a) the terms and provisions of Sections 8.2(c) and 8.5 of this Agreement shall inure to the benefit of the current and former employees, officers and directors of Level One, as applicable, as specified in such sections and shall be enforceable by such individuals against First Merchants, (b) the terms and provisions of Section 3.4 shall inure to the benefit of the former shareholders of Level One and (c) the terms and provisions of Section 8.12 of this Agreement shall inure to the benefit of the members of the Level One Board of Directors immediately prior to the Effective Time. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned or transferred by either party hereto without the prior written consent of the other party.
13.2Waiver; Amendment.
(a)First Merchants and Level One may, by an instrument in writing executed in the same manner as this Agreement: (i) extend the time for the performance of any of the covenants or agreements of the other party under this Agreement; (ii) waive any inaccuracies in the representations or warranties of the other party contained in this Agreement or in any document delivered pursuant hereto or thereto; (iii) waive the performance by the other party of any of the covenants or agreements to be performed by it or them under this Agreement; or (iv) waive the satisfaction or fulfillment of any condition the nonsatisfaction or nonfulfillment of which is a condition to the right of the party so waiving to terminate this Agreement. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach hereunder.
(b)Notwithstanding the prior approval by the shareholders of Level One, this Agreement may be amended, modified or supplemented by the written agreement of Level One and First Merchants without further approval of such shareholders, except that no such amendment, modification or supplement shall decrease the consideration specified in Section 3 hereof, or shall otherwise materially adversely affect the rights of the shareholders of Level One or the tax consequences of the Merger to the shareholders of Level One without the further approval of such shareholders.
13.3Notices. Any and all notices or other communications required or permitted under this Agreement shall be in writing and shall be deemed to be given (i) when delivered in person, or (ii) on the day of transmission if sent via facsimile transmission to the facsimile number given below, provided telephonic confirmation of receipt is obtained promptly after completion of transmission, or (iii) on the next business day after deposit with a nationally recognized overnight delivery service (receipt requested), addressed as follows:

If to First Merchants:	With a copy to:
200 E. Jackson Street Muncie, IN 47305 Attn: Brian T. Hunt, Esq. General Counsel FAX: (765) 741-7283	Dentons Bingham Greenebaum LLP 2700 Market Tower 10 West Market Street Indianapolis, Indiana 46204-2982 Attn: Jeremy E. Hill, Esq. FAX: (317) 236-9907
If to Level One:	With a copy to:
32991 Hamilton Court Farmington Hills, Michigan 48334 Attn: Patrick J. Fehring President and Chief Executive Officer FAX: (248) 536-5058	Barack Ferrazzano Kirschbaum & Nagelberg LLP 200 W. Madison Street, Suite 3900 Chicago, IL 60606 Attn: Bill Fay FAX: (312) 984-3150
or to such substituted address as any of them have given to the other in writing.
13.4Headings. The headings in this Agreement have been inserted solely for the ease of reference and should not be considered in the interpretation or construction of this Agreement.
13.5Severability. In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal, or unenforceable provision or provisions had never been contained herein.

13.6Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same instrument. In addition, this Agreement and the documents to be delivered hereunder may be executed by the parties hereto either manually or by facsimile signatures, each of which shall constitute an original signature.
13.7Governing Law. This Agreement is executed in and shall be construed in accordance with the laws of the State of Indiana, without regard to choice of law principles (except that matters relating to the fiduciary duties of the Level One Board of Directors shall be subject to the laws of the State of Michigan).
13.8Entire Agreement. This Agreement supersedes any other agreement, whether oral or written, between First Merchants and Level One relating to the matters contemplated hereby, and constitutes the entire agreement between the parties hereto.
13.9Expenses. First Merchants and Level One shall each pay their own expenses incidental to the transactions contemplated hereby. It is understood that the fees of the investment bankers for the Level One Fairness Opinion desired hereunder shall be borne by the engaging party whether or not the Merger is consummated. This provision shall survive the Effective Time or the earlier termination of this Agreement.
13.10Tax Free Reorganization.
(a)The parties intend that the Merger qualify as a nontaxable reorganization within the meaning of Section 368(a) and related sections of the Code and that this Agreement constitute a “plan of reorganization” within the meaning of Section 1.368-2(g) of the income tax regulations promulgated under the Code. From and after the date of this Agreement and until the Effective Time, each of Level One and First Merchants shall use its commercially reasonable efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. Following the Effective Time, neither First Merchants nor any affiliate of First Merchants shall knowingly take any action, cause any action to be taken, fail to take any action, or cause any action to fail to be taken, which action or failure to act could prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.
(b)As of the date hereof, Level One does not know of any reason: (i) why it would not be able to deliver to counsel to Level One and counsel to First Merchants, at the date of the legal opinions referred to in Sections 9.2(a) and 9.3(a), certificates substantially in compliance with IRS published advance ruling guidelines, with reasonable or customary exceptions and modifications thereto (the “IRS Guidelines”), to enable counsel to First Merchants and counsel to Level One to deliver the legal opinions contemplated by Sections 9.2(a) and 9.3(a), and Level One hereby agrees to deliver such certificates effective as of the date of such opinions; or (ii) why counsel to Level One would not be able to deliver the opinion required by Section 9.2(a). Level One will deliver such certificates to counsel to Level One and counsel to First Merchants.
(c)As of the date hereof, First Merchants does not know of any reason: (i) why it would not be able to deliver to counsel to First Merchants and counsel to Level One, at the date of the legal opinions referred to in Sections 9.2(a) and 9.3(a), certificates substantially in compliance with the IRS Guidelines, to enable counsel to First Merchants and counsel to Level One to deliver the legal opinions contemplated by Sections 9.2(a) and 9.3(a), and First Merchants hereby agrees to deliver such certificates effective as of the date of such opinions; or (ii) why counsel to First Merchants would not be able to deliver the opinion required by Section 9.3(a). First Merchants will deliver such certificates to counsel to First Merchants and counsel to Level One.
13.11Securityholder Litigation. Each party shall notify the other party hereto in writing of any litigation related to this Agreement, the Merger or the other transactions contemplated by this Agreement that is brought, or, to the knowledge of either party, threatened in writing, against it and/or the members of its Board of Directors (any such litigation and/or the executive officers or members of the Board of Directors of a party (a “Transaction Litigation”)), and shall keep the other party reasonably informed with respect to the status thereof. Each party shall give the other party the opportunity to participate in the defense or settlement of any Transaction Litigation, and, except to the extent required by applicable law, neither party shall settle, agree to any undertakings or approve or otherwise agree to any waiver that may be sought in connection with such Transaction Litigation, without the prior written consent of the other party (which shall not be unreasonably withheld, conditioned or delayed).
13.12Certain Definitions; Interpretations. For purposes of this Agreement, “Level One’s Management” means any of Patrick J. Fehring, Gregory A. Wernette and David C. Walker; and “First Merchants’ Management” means any of Mark K. Hardwick, Michael J. Stewart and Michele M. Kawiecki. The phrases “to the knowledge of”, “known to” and similar formulations with respect to Level One’s Management or First Merchants’ Management means matters that are within the actual conscious knowledge of such persons after due inquiry. For purposes of this Agreement, “business day” means any day other than a Saturday, Sunday or other day that a federal savings bank or a national banking association is authorized or required by applicable law to be closed. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” References to “the date hereof” shall mean the date of this Agreement.
13.13Survival of Contents. The provisions of Sections 7.8, 8.4, 10.2, 13.9 and this Section 13.12 shall survive beyond the termination of this Agreement. The provisions of Sections 7.8, 8.2, 8.4, 8.5, 13.9 and this Section 13.12 shall survive beyond the Effective Time.
13.14Confidential Supervisory Information. Notwithstanding any other provision of this Agreement, no disclosure, representation or warranty shall be made (or other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including confidential supervisory information as defined or identified in 12 C.F.R. § 261.2(b) and 12 C.F.R. § 4.32(b)) of a Governmental Entity by any party to this Agreement to the extent prohibited by applicable law. To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentence apply.
13.15Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, as a remedy to any breach and including an injunction or injunctions to prevent any breach of this Agreement and to enforce specifically the terms and provisions of this Agreement (including the parties’ obligation to consummate the Merger), this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives: (a) any defense in any action for specific performance that a remedy at law would be adequate; and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such rights, powers or remedies by such party.
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IN WITNESS WHEREOF, First Merchants and Level One have made and entered into this Agreement as of the day and year first above written and have caused this Agreement to be executed and attested by their duly authorized officers.

FIRST MERCHANTS CORPORATION By: /s/ Mark K. Hardwick Mark K. Hardwick, Chief Executive Officer
LEVEL ONE BANCORP, INC. By: /s/ Patrick J. Fehring Patrick J. Fehring, Chief Executive Officer

EXHIBIT A
AGREEMENT AND PLAN OF MERGER
Consolidating and Merging
LEVEL ONE BANK,
A Michigan commercial bank,
with and into
FIRST MERCHANTS BANK
an Indiana commercial bank
THIS AGREEMENT AND PLAN OF MERGER (this “Agreement and Plan”), made and entered into as of the 4th day of November, 2021, by and between FIRST MERCHANTS BANK, an Indiana commercial bank (“FMB”), and LEVEL ONE BANK, a Michigan commercial bank (the “Bank”) (FMB and the Bank are sometimes referred to collectively as the “Constituent Companies”).
WITNESSETH
WHEREAS, the Constituent Companies desire to consummate the business combination transaction outlined in this Agreement and Plan pursuant to which the Bank will consolidate and merge with and into FMB in accordance with 12 U.S.C. §1828(c), the Michigan Banking Code of 1999, as amended, and the Indiana Financial Institutions Act (collectively, the “Law”);
WHEREAS, this Agreement and Plan is being executed in connection with, and the consummation of this Agreement and Plan is expressly contingent upon the closing of the transactions contemplated by, that certain Agreement and Plan of Merger (the “Merger Agreement”) between First Merchants Corporation, an Indiana corporation (“First Merchants”), and Level One Bancorp, Inc., a Michigan corporation (“Level One”), dated as of November 4, 2021 (the “Holding Company Merger”);
WHEREAS, the Boards of Directors of both FMB and the Bank have approved the transactions contemplated by this Agreement;
WHEREAS, First Merchants, as the sole shareholder of FMB, and Level One, as the sole shareholder of the Bank, have also adopted this Agreement and Plan and approved the transactions contemplated by this Agreement and Plan;
NOW, THEREFORE, in consideration of the premises and of the mutual provisions, agreements, covenants, conditions and grants contained in this Agreement and Plan, and in accordance with the provisions of the Law, the parties mutually covenant and agree as follows:

ARTICLE I

THE MERGER
1.1    The Merger. At the “Effective Time” (as defined below), the Bank shall be consolidated and merged with and into FMB in accordance with applicable provisions of the Law (the “Merger”). The separate existence and company organization of the Bank shall cease, and the company existence of FMB, including all its purposes, powers and objectives, shall continue unaffected and unimpaired by the Merger. FMB shall continue to be governed by the laws applicable to state-chartered nonmember commercial banks under the Law and the regulations promulgated thereunder and shall succeed to all the rights, privileges, immunities, powers, duties and liabilities of the Bank as set forth in the Law.
1.2    Further Assurances. If, after the Effective Time, FMB shall consider or be advised that any further deeds, assignments or assurances in the Law or any other things are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in FMB, its right, title or interest in, to or under any rights, properties or assets of the Bank, or (b) otherwise carry out the purposes of this Agreement and Plan, the Bank and its officers and directors shall be deemed to have granted to FMB an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in FMB and otherwise to carry out the purposes of this Agreement and Plan, and the officers and directors of FMB are authorized in the name of the Bank or otherwise to take any and all such action.
1.3    Offices. Immediately following the Merger, FMB’s principal office shall be located at 200 East Jackson Street, Muncie, Indiana 47305 and the Bank’s principal office at 32991 Hamilton Court, Farmington Hills, Michigan 48334 shall become a branch office of FMB.
1.4    Savings Accounts. By virtue of the Merger, savings accounts held at the Bank shall automatically, by operation of law, become savings accounts held at FMB.
ARTICLE II

ARTICLES OF INCORPORATION, CODE OF BYLAWS,
BOARD OF DIRECTORS AND OFFICERS
2.1    Name. The name of the surviving bank shall be “First Merchants Bank.”
2.2    Articles of Incorporation. The Articles of Incorporation of FMB shall be the Articles of Incorporation of the surviving bank.
2.3    Code of Bylaws. The Code of Bylaws of FMB (the “Code of Bylaws”) shall be the Code of Bylaws of the surviving bank.
2.4    Officers and Directors. The directors of FMB shall all remain directors of the surviving bank and shall hold such offices from the Effective Time until their respective successors are duly elected and qualified in the manner provided in the Code of Bylaws. The officers of FMB shall all remain officers of the surviving bank and shall hold such offices from the Effective Time until their respective successors are duly elected and qualified in the manner provided in the Code of Bylaws.
ARTICLE III

CAPITAL STOCK OF THE SURVIVING BANK
3.1    Shares of the Bank. At the Effective Time, by virtue of the Merger and without any further action on the part of FMB or the Bank, all one hundred thousand (100,000) issued and outstanding shares of the common capital stock of the Bank, whose separate existence shall cease, shall automatically and by operation of law be canceled, void and of no further effect.
3.2    Shares of FMB. At the Effective Time, by virtue of the Merger and without any further action on the part of FMB or the Bank, all one hundred fourteen thousand (114,000) issued and outstanding shares of the common capital stock of FMB, shall represent all of the issued and outstanding shares of the common capital stock of the surviving bank.
ARTICLE IV

NO DISSENTING SHAREHOLDERS
First Merchants, as the sole shareholder of FMB, and Level One, as the sole shareholder of the Bank, have adopted this Agreement and Plan and approved and consented to this Merger.
ARTICLE V

GENERAL PROVISIONS
5.1    Condition Precedent to Closing. The following conditions must be satisfied prior to the closing of the Merger:
(a)appropriate approvals must be obtained from or notices filed with the Indiana Department of Financial Institutions and the Federal Deposit Insurance Corporation; and
(b)the Holding Company Merger must occur.
5.2    Effective Time. The Merger shall become effective immediately following the effective time of the Holding Company Merger, or such later time as designated by First Merchants and otherwise approved by the Indiana Department of Financial Institutions and the Federal Deposit Insurance Corporation (the “Effective Time”).
5.3    Manner of Termination. This Agreement and Plan and the transactions contemplated hereby may be terminated at any time prior to the Effective Time:
(a)by the mutual consent of FMB and the Bank; or
(b)automatically and without further action by either FMB or the Bank if the Merger Agreement is terminated for any reason.

5.4    Effect of Termination. Upon termination as provided in Section 5.3, this Agreement and Plan shall be void and of no further force or effect, and there shall be no obligation on the part of FMB or the Bank or their respective officers, directors, employees, agents, or shareholders, except for payment of their respective expenses in connection with this Agreement and Plan.
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IN WITNESS WHEREOF, the parties have executed this Agreement and Plan by their respective officers duly authorized as of the date and year first above written.

“FMB”	FIRST MERCHANTS BANK, an Indiana state commercial bank, By: /s/ Mark K. Hardwick Printed: Mark K. Hardwick Its: Chief Executive Officer
ATTEST: /s/ Brian T. Hunt Secretary
“BANK”	LEVEL ONE BANK, a Michigan state commercial bank, By: /s/ Patrick J. Fehring Printed: Patrick J. Fehring Its: Chief Executive Officer
ATTEST: /s/ Gregory A. Wernette Secretary/Cashier

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